UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OCWEN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

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May 12, 2015

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation which will be held at the Embassy Suites Hotel located at 1601 Belvedere Road, West Palm Beach, Florida 33406, on Tuesday, June 2, 2015, at 9:00 a.m., Eastern Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the Annual Meeting. This will not prevent you from voting in person if you are a shareholder of record but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Ocwen Financial Corporation is sincerely appreciated.

Sincerely,

Barry N. Wish
Chairman of the Board of Directors

OCWEN FINANCIAL CORPORATION
1000 Abernathy Road NE, Suite 210
Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 2, 2015

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Tuesday, June 2, 2015
Time:	9:00 a.m., Eastern Daylight Time
Location:	Embassy Suites Hotel 1601 Belvedere Road West Palm Beach, Florida 33406

PURPOSE

•	To elect eight directors for one year terms or until their successors are elected and qualified;

•
To ratify, on an advisory basis, the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Ocwen Financial Corporation for the fiscal year ending December 31, 2015;

•	To hold an advisory vote to approve executive compensation (“Say-on-Pay”); and

•	To transact such other business as may properly come before the meeting and any postponement or adjournment of the meeting. Management is not aware of any such other business at this time.

PROCEDURES

•	Our Board of Directors has fixed March 27, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

•	Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

This proxy statement for our 2014 Annual Meeting of Shareholders and our annual report to shareholders on Form 10-K for the year ended December 31, 2014 will be available on or about May 12, 2015 on our website at www.ocwen.com under Shareholder Relations. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to shareholders is May 12, 2015. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our annual report and proxy materials at http://shareholders.ocwen.com/sec.cfm, a website that does not identify or track visitors of the site.

By Order of the Board of Directors,

Timothy M. Hayes
Secretary

May 12, 2015

OCWEN FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Ocwen Financial Corporation (“Ocwen” or the “Company”) for use at our 2015 Annual Meeting of Shareholders (the “Annual Meeting”) and at any postponement or adjournment of this meeting. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to shareholders is May 12, 2015. The Annual Meeting will be held at the Embassy Suites Hotel located at 1601 Belvedere Road, West Palm Beach, Florida 33406, on Tuesday, June 2, 2015, at 9:00 a.m., Eastern Daylight Time for the purposes listed in the Notice of Annual Meeting of Shareholders. If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” below for further details.

How a Proxy Works

The Board of Directors has appointed Ronald M. Faris, President and Chief Executive Officer, Timothy M. Hayes, Executive Vice President, General Counsel and Secretary, and Michael J. Stanton, Senior Vice President and Deputy General Counsel, as the management proxy holders for the Annual Meeting. If you properly complete, sign and return your proxy card by mail, or submit your proxy by Internet or telephone, and do not revoke it prior to its use, your shares will be voted in accordance with your instructions. If you do not give contrary instructions, the management proxy holders will vote all shares represented by valid proxies as follows:

•	Proposal One (Election of Directors) - “FOR ALL” of the nominees for Director;

•
Proposal Two (Advisory Ratification of Appointment of Independent Registered Public Accounting Firm) - “FOR” ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015;

•
Proposal Three (Advisory Resolution on Named Executive Officer Compensation) - “FOR” approval, on an advisory basis, of the compensation of Ocwen’s executive officers whose compensation is disclosed in this proxy statement (“named executive officers”)(“Say-on-Pay”); and

•	with regard to any other business that properly comes before the meeting in accordance with the best judgment of the management proxy holders.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any postponement or adjournment of this meeting and may not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Secretary at the following address:
Timothy M. Hayes, Secretary
c/o Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

•	submitting a properly executed proxy bearing a later date, or

•	appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting or any postponement or adjournment of this meeting if you are a holder of record of our common stock at the close of business on March 27, 2015. At the close of business on March 27, 2015, there were

125,302,788 shares of common stock issued and outstanding. On all matters properly presented at the Annual Meeting, each share of our common stock is entitled to one vote.

How to Vote

All shareholders are cordially invited to attend the 2015 Annual Meeting. If you are a shareholder of record, we encourage you to fill in, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. If you attend the Annual Meeting in person, you may, if you desire, revoke your proxy in accordance with the procedures described in this Proxy Statement and vote your shares in person.

How to Give Voting Instructions if you are a Beneficial Owner

If you are a beneficial owner of shares of our common stock held in “street name” by a bank, broker or other nominee, you are considered the beneficial owner of the shares, and your shares may be voted at the Annual Meeting only by the bank, broker or other nominee that holds your shares. To instruct how your shares are to be voted at the Annual Meeting, you will need to follow the instructions provided by the bank, broker or other nominee that holds your shares. Many banks, brokers and other nominees offer the option of submitting voting instructions over the Internet or by telephone. You may also have the option of attending the meeting and voting in person at the Annual Meeting but only if you obtain and present at the Annual Meeting a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares in person at the meeting. Please contact your bank, broker or other nominee for further information.

If you hold your shares in street name through a brokerage account and you do not submit instructions to your broker about how your shares are to be voted, one of two things can happen depending on the type of proposal. If the proposal involves a “routine” matter, such as ratification of the appointment of the independent registered public accounting firm, then the rules of the New York Stock Exchange provide brokers discretionary power to vote your shares. If, however, the proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instruction from you. “Non-routine” matters include, for example, proposals to elect directors or vote on executive compensation proposals. If you do not submit voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015, your shares will constitute broker “non-votes” on each of the other proposals at the Annual Meeting. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to election of directors, executive compensation and any other “non-routine” matters are counted.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the eight nominees for director receiving a plurality of the votes cast for director will be elected as directors of Ocwen. You may vote in favor of or withhold authority to vote for one or more nominees for director. Any other matter properly submitted for your consideration at the Annual Meeting will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Because Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 and Proposal Three to approve the Say-on-Pay are advisory in nature, there is no specific requirement for approval for these proposals. It will be up to the Audit Committee or the Compensation Committee, respectively, and the Board of Directors to determine whether and how to implement the advisory votes on the ratification of the appointment of our independent registered public accounting firm and Say-on-Pay.

Abstentions will not be counted in determining the votes cast in connection with the foregoing matters. If any broker “non-votes” occur at the meeting with respect to your shares, the broker “non-votes” will count for purposes of determining whether a quorum is present but will not be counted in determining the outcome of any proposals presented for your vote.

Annual Meeting Admission
For directions to be able to attend the Annual Meeting and vote in person, please contact us at shareholderrelations@ocwen.com. If you wish to attend the Annual Meeting in person, you must notify us no less than seven days in advance at shareholderrelations@ocwen.com so that we can make appropriate arrangements to accommodate attendees. You must also present a form of government-issued personal identification (e.g., driver’s license or passport) and proof of ownership as of the record date to be admitted to the Annual Meeting. If you are a beneficial owner of shares that are held of record by a bank, brokerage firm or other holder of record, a recent brokerage statement or a letter from your bank, brokerage firm or other holder of record are examples of proof of ownership. Only holders of record will be permitted to vote at the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

ELECTION OF DIRECTORS
(Proposal One)

Our Bylaws provide that our Board of Directors shall consist of no less than three and no more than eight members with the exact number to be fixed by our Board of Directors. Effective as of May 11, 2015, our Board of Directors fixed the number of directors at eight. Directors are elected annually and hold office until the earlier of the election and qualification of their successors or their resignation and removal.

 We are proposing the eight nominees listed below for election as directors at the Annual Meeting. All nominees currently serve as our directors. Ms. Caldwell and Dr. Soaries were appointed pursuant to our previously disclosed consent order and settlement with the New York Department of Financial Services, effective as of December 19, 2014, which required us to add two independent directors to the Board of Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

Each of the nominees listed below has consented to being named in this proxy statement and to serving as a director, if elected. If any nominee is unable or for good cause will not stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as a director if elected.

Nominees for Director

The following table sets forth certain information concerning our directors:

Name	Age(1)	Director Since	Executive Committee	Audit Committee	Compensation Committee	Nomination/ Governance Committee	Compliance Committee	Independent Review Committee
Alan J. Bowers	60	2015
Phyllis R. Caldwell	55	2015	X			X	X	X(2)
Ronald M. Faris	52	2003	X				X
Ronald J. Korn	75	2003		X(2)	X
William H. Lacy	70	2002			X(2)	X
Robert A. Salcetti	59	2011		X			X(2)	X
DeForest B. Soaries, Jr.	63	2015			X		X	X
Barry N. Wish	73	1988	X(2)	X		X(2)

(1)	As of May 12, 2015.

(2)	Committee Chair.

The principal occupation for the last five years, additional biographical information and specific qualifications of each director are set forth below.

Barry N. Wish. Mr. Wish has served as the Chairman of the Board of Directors since January 2015. He previously served as Chairman Emeritus of the Board of Directors of Ocwen from September 1996 to January 2015, and as Chairman of the Board of Directors of Ocwen from January 1988 to September 1996. From 1983 to 1995, he served as a Managing General Partner of The Oxford Financial Group, which he founded. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and shareholder of Kidder, Peabody & Co., Inc. He holds a Bachelor of Science in Political Science and Doctorate degree from Bowdoin College.

Having served as Managing General Partner of The Oxford Financial Group, Ocwen’s predecessor, previously serving as Chairman of the Board of Directors for Ocwen and with his deep and long-standing institutional knowledge of the Company’s history and operations, Mr. Wish provides leadership direction and critical guidance on strategic goals to the Board of Directors. As determined by our Board of Directors, Mr. Wish is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

Alan J. Bowers. Mr. Bowers has served as a Director of Ocwen since May 2015. Mr. Bowers is also a Director of Walker & Dunlop, Inc., a publicly traded commercial real estate finance company, since December 2010, serves as its Lead Director, and serves on its Audit Committee and its Nominating and Corporate Governance Committee (Chairman). Mr. Bowers also serves on the board and as audit committee Chairman of La Quinta Inns & Suites, a publicly traded hotel chain and American Achievement Corp., a privately held manufacturer and distributer of graduation products. Mr. Bowers is also a board member of Quadel Consulting Corp., a privately held government contract manager and consulting firm. Prior to Mr. Bowers' retirement in 2005, he was the President and Chief Executive Officer and a board member of Cape Success, LLC, a private equity-backed staffing service and information technology solutions business, from 2001 to 2004. Mr. Bowers was also the President and Chief Executive Officer and a board member of MarketSource Corporation, a marketing and sales support service firm, from 2000 to 2001, and of MBL Life Assurance Corporation, a life insurance company, from 1995 to 1999. Mr. Bowers previously served on the boards and as audit committee chairman of Refrigerated Holdings, Inc., a temperature controlled logistics firm (from January 2009 to April 2013); Roadlink Inc., a trucking and logistics firm (from February 2010 to April 2013); and Fastfrate Holdings, Inc., a Canadian trucking and logistics firm (from July 2008 to June 2011), each a privately held company. Mr. Bowers has been a certified public accountant since 1978 and served as Staff Auditor, Audit Partner and Managing Partner, serving a diverse client base during his tenure at Coopers & Lybrand, L.L.P. from 1978 to 1995 and as a Staff Accountant with Laventhol & Horwath, CPAs from 1976 to 1978. Mr. Bowers received his Bachelor of Science in Accounting from Montclair State University and his Master’s in Business Administration from St. John's University.

Mr. Bowers brings to our Board over 30 years of experience in accounting and executive management, including experience on the audit committees of private companies and a Securities and Exchange Commission registrant. Mr. Bowers' accounting expertise and diverse corporate management experience are assets to our Board.

Phyllis R. Caldwell. Ms. Caldwell has served as a Director of Ocwen since January 2015. Ms. Caldwell is a self-employed finance and economic development adviser. Previously, Ms. Caldwell was Chief, Homeownership Preservation Office at the U.S. Department of the Treasury, responsible for oversight of the U.S. housing market stabilization, economic recovery and foreclosure prevention initiatives established through the Troubled Asset Relief Program, from November 2009 to December 2011. From December 2007 to November 2009, Ms. Caldwell was the President and Chief Executive Officer of the Washington Area Women's Foundation. Prior to such time, Ms. Caldwell held various leadership roles during her eleven years at Bank of America until her retirement from Bank of America in 2007, serving most recently as President of Community Development Banking. Since January 2014, Ms. Caldwell has served as an independent director of both American Capital Senior Floating, Ltd. (NASDAQ: ACSF) and City First Bank of DC. Ms. Caldwell has also served on the boards of numerous non-profit organizations engaged in housing and community development finance. Ms. Caldwell received her Master of Business Administration from the Robert H. Smith School of Business at the University of Maryland, College Park and holds a Bachelor of Arts in Sociology, also from the University of Maryland.

Ms. Caldwell was selected to serve as a member of our Board of Directors due to her extensive experience in the housing and financial services industries, both in the private sector and as a senior government official, and her experience as a board member of another public company in the financial services industry.

Ronald M. Faris. Mr. Faris has served as a Director of Ocwen since May 2003, as the President of Ocwen since March 2001 and as Chief Executive Officer since October 2010. Mr. Faris served as Executive Vice President of Ocwen from May 1998 to March 2001, as Senior Vice President from May 1997 to May 1998 and as Vice President and Chief Accounting Officer of Ocwen from June 1995 to May 1997. From March 1991 to July 1994, he served as Controller for a subsidiary of Ocwen. From 1986 to 1991, Mr. Faris was a Vice President with Kidder, Peabody & Co., Inc. and from 1984 to 1986 worked in the General Audit Department of PricewaterhouseCoopers LLP. He holds a Bachelor of Science in Accounting from The Pennsylvania State University.

With over 20 years of experience and through various roles within Ocwen, particularly over the past 13 years serving as President of the Company and more recently as our Chief Executive Officer, Mr. Faris has acquired an intimate knowledge of our business and plays an active role in the day-to-day management of our operations. Mr. Faris is uniquely well positioned to provide our Board of Directors critical insight into company-specific issues.

Ronald J. Korn. Mr. Korn has served as a Director of Ocwen since May 2003. Mr. Korn is currently the President of Ronald Korn Consulting, which provides business and marketing services to a limited number of clients. Mr. Korn has been Director and Chairman of the Audit Committee of PetMed Express, Inc. since 2002. He has also served as a Director and Chairman of the Audit Committee of comScore, Inc. since October 2005. He was a partner and employee of KPMG, LLP from 1961 to 1991, where his client responsibilities included a number of large financial institutions and various public corporations. He was admitted as a Certified Public Accountant in New York, Michigan and Florida, with licenses currently inactive. He was also admitted to the New York Bar in 1966, but has never practiced law. Mr. Korn holds a Bachelor of Science in Economics from the University of Pennsylvania, Wharton School and a Juris Doctorate degree from New York University Law School.

Chosen for his diverse background and experience, Mr. Korn brings valuable insight to our Board of Directors from an audit and accounting perspective. As determined by our Board of Directors, Mr. Korn is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002. Additionally, Mr. Korn’s prior experience with other large financial institutions and public corporations provide him with a wealth of knowledge on matters that are pertinent to our ongoing activities.

William H. Lacy. Mr. Lacy has served as a Director of Ocwen since May 2002. Mr. Lacy was formerly Chairman of Mortgage Guaranty Insurance Corporation and Chairman and Chief Executive Officer of MGIC Investment Corporation, Milwaukee, Wisconsin, from 1971 to 1999. Both corporations are providers of private mortgage guaranty insurance and other mortgage-related services. Mr. Lacy is also a director of Johnson Controls, Inc., serves as a member of its Finance Committee, is a member of its Compensation Committee and is its lead director. Within the past five years, Mr. Lacy also served on the board of ACA Capital Holdings, Inc. Mr. Lacy holds a Bachelor of Arts from the School of Business at the University of Wisconsin.

Mr. Lacy was selected to serve as a member of our Board of Directors due to his expertise in the financial services industry and experience as a Chairman and Chief Executive Officer of another public company serving the mortgage industry. Mr. Lacy brings a unique perspective as a leader facing economic, social and corporate governance issues in a similar context as our Company.

Robert A. Salcetti. Mr. Salcetti has served as a Director of Ocwen since January 2011. Mr. Salcetti previously served as a Managing Director at JPMorgan Chase from 1996 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of Managing Director at Chase Manhattan Bank and Senior Vice President of TCB/Chemical Bank and its predecessor, Texas Commercial Bank.  Mr. Salcetti earned a degree of Bachelor of Science in Business Administration from Carlow College in Pittsburgh, Pennsylvania. Mr. Salcetti has served on the Board of Directors of Cherry Hill Mortgage Investment Corporation since October 2013 and is a member of the audit, compensation and nomination/governance committees. Mr. Salcetti has also served on the Board of Directors of Dynex Capital Inc. since December 2013 and serves on the audit committee and the compensation committee.

Mr. Salcetti brings to Ocwen’s Board of Directors over 35 years of experience in the financial services and mortgage industry sectors. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to the Board of Directors from both an operational and strategic perspective. As determined by our Board of Directors, Mr. Salcetti is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

DeForest B. Soaries Jr. Dr. Soaries has served as a Director of Ocwen since January 2015. Dr. Soaries has served as Senior Pastor of First Baptist Church of Lincoln Gardens since 1990. He formerly served as New Jersey Secretary of State from 1999 to 2002 and as Chairman of the United States Election Assistance Commission from 2004 to 2005. Dr. Soaries was a director of New Era Bank from 1996 to 1998. He currently serves as an independent director at Independence Realty Trust, a position he has held since February 2011 and is chairman of the compensation committee. Dr. Soaries has also served as an independent director of the Federal Home Loan Bank of New York since January 2009, where he is vice chairman of the compensation and human resources committee and also serves as a member of the technology committee and the housing committee. Dr. Soaries earned a Bachelor of Arts degree at Fordham University, Master of Divinity degree at Princeton Theological Seminary and Doctor of Ministry degree at United Theological Seminary.

Dr. Soaries was selected to serve as a member of our Board of Directors due to his experience in the financial services industry, including as a board member of a public financial services company. Dr. Soaries brings a unique perspective as a religious and community leader focused on the issues facing struggling borrowers and communities.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR ALL” OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board, Committee and Annual Meeting Attendance

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. To fulfill this role, directors are expected to attend all Board meetings, the meetings of the committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held seventeen meetings and acted by unanimous written consent one time in 2014. Each incumbent director attended at least 75% of the aggregate of these meetings and all meetings held by all committees of our Board of Directors on which he or she served during 2014. Our 2014 Annual Meeting of Shareholders was attended by all directors in office on the date thereof.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of our Board of Directors must be independent in accordance with the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee and the Board of Directors review upon appointment and annually the direct and indirect relationships that each director has with Ocwen based in part on responses provided by our directors to a questionnaire that incorporates the independence standards established by the New York Stock Exchange. Only those directors who satisfy the independence standards and who are determined by our Board of Directors to have no material relationship with Ocwen (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ocwen) are considered independent. Following the Nomination/Governance Committee’s review and findings, the Nomination/Governance Committee and our Board of Directors has determined that each of Ms. Caldwell and Messrs. Bowers, Korn, Lacy, Salcetti, Soaries and Wish are independent directors. Our Board of Directors also previously determined that Wilbur R. Ross, Jr., who resigned as a director on our Board of Directors in November 2014, was an independent director during the period he served on our Board of Directors

Board Leadership Structure

Our Board of Directors does not believe that it is in the best interests of the Company and our shareholders to mandate the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Rather, our Board of Directors retains the discretion to make determinations on this matter from time to time as may be in the best interests of the Company and our shareholders. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the best structure to fit the Company’s needs. As our President and Chief Executive Officer, Mr. Faris is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors. As Chairman of the Board, Mr. Wish leads the Board of Directors and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making

Committees of the Board of Directors

Our Board of Directors has established the following standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Compliance Committee, an Independent Review Committee and a Nomination/Governance Committee. A brief description of these committees is provided below.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to matters involving accounting, auditing, financial reporting and internal control, among other things. Audit Committee oversight also includes the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls. Additionally, the Audit Committee reviews the scope and results of the annual audit conducted by the independent registered public accounting firm.

The current members of the Audit Committee are Messrs. Korn (Chairman), Salcetti and Wish. Each member of our Audit Committee (i) is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, (ii) is financially literate, (iii) possesses accounting or related financial management expertise within the meaning of the listing standards of the New York Stock

Exchange and (iv) qualifies as an audit committee financial expert, as such term is defined in the applicable rules of the Securities and Exchange Commission.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Audit Committee reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval. This Committee met fourteen times in 2014.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews with the Chairman and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, including the President and Chief Executive Officer (and, during 2014, the former Executive Chairman), evaluates our executive officers’ performance in light of those goals and objectives and approves our executive officers’ compensation based on their evaluations. The Compensation Committee is also empowered to review our other compensation plans including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors as well as to administer grants under the 2007 Equity Incentive Plan. The Compensation Committee has the authority to, at the Company’s expense, retain compensation consultants, independent counsel or other advisers as it deems necessary in connection with its responsibilities. The Compensation Committee may request that any of our Directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests. The Compensation Committee may form and delegate authority to subcommittees when it deems it to be appropriate. The role of the Compensation Committee and our processes and procedures for the consideration and determination of executive and director compensation are described in more detail below under “Board of Directors Compensation” and “Compensation Discussion and Analysis,” respectively.

The current members of the Compensation Committee are Messrs. Lacy (Chairman), Korn and Soaries. Each of these directors is independent as independence for compensation committee members is defined in the listing standards of the New York Stock Exchange. In addition, each member of the Compensation Committee also qualifies as a “non-employee” director as defined in Rule 16b-3 of the Securities and Exchange Commission and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”).

Our Compensation Committee operates under a written charter approved by our Board of Directors a copy of which is available on our website at www.ocwen.com. The Compensation Committee reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval. This Committee met eight times in 2014.

Compensation Committee Interlocks and Insider Participation. Messrs. Lacy, Korn, Ross and Salcetti served as members of the Compensation Committee during 2014. Mr. Salcetti replaced Mr. Ross when he resigned from our Board of Directors in November 2014. None of such members was, at any time during the 2014 fiscal year or at any previous time, an officer or employee of the Company. None of our executive officers has served on the Board of Directors or Compensation Committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2014 fiscal year. Other than Mr. Ross, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K. See “Business Relationships and Related Party Transactions.”

Compliance Committee. The Compliance Committee of our Board of Directors provides assistance to the Board of Directors with (i) establishment and oversight of our compliance function, including our compliance management system, and (ii) oversight of our compliance with applicable laws, rules and regulations governing its consumer-oriented businesses, including Federal consumer financial laws and applicable state laws.

The Compliance Committee was established in March 2013. The current members of the Compliance Committee are Messrs. Salcetti (Chairman) and Soaries, and Ms. Caldwell, all of whom are independent directors as defined in the listing standards of the New York Stock Exchange. Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com. The Compliance Committee reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval.

Independent Review Committee. The Independent Review Committee of our Board of Directors provides assistance to the Board of Directors with the review, approval and oversight of related party transactions pursuant to our Related Party Transaction Approval Policy.

The Independent Review Committee was established in February 2015. The current members of the Independent Review Committee are Ms. Caldwell (Chair), and Messrs. Salcetti and Soaries, all of whom are independent directors as defined in the listing standards of the New York Stock Exchange. Our Independent Review Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com. The Independent Review Committee reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of candidates to serve as Directors and Committee members for our Board of Directors, advises our Board of Directors with respect to Director composition, procedures and Committees, develops and presents our Board of Directors with a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The current members of the Nomination/Governance Committee are Messrs. Wish (Chairman) and Lacy, and Ms. Caldwell. Each member of our Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com. The Nomination/Governance Committee reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval. This Committee met four times during 2014.

Special Litigation Committee. The Special Litigation Committee was created by a vote of the independent members of the Board to evaluate a number of shareholder demand letters and has been vested with the authority to determine a course of action regarding those demands.

The current members of the Special Litigation Committee are Messrs. Lacy and Soaries and Ms. Caldwell. Each member of our Special Litigation Committee is independent as defined in the listing standards of the New York Stock Exchange.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. The current members of the Executive Committee are Messrs. Wish (Chairman) and Faris, and Ms. Caldwell

Director Nomination Process

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current Board of Directors members, professional search firms, shareholders or industry sources.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our shareholders, but the Nomination/Governance Committee has no obligation to recommend such candidates. In evaluating all nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, our Nomination/Governance Committee takes into account our best interests, as well as such factors as experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness and ability to devote adequate time and effort to Board responsibilities and the interplay of the candidate’s experience with the background of other members of our Board of Directors. We generally require that directors who have attained the age of 78 will not be nominated, although this requirement may be waived in particular cases in the discretion of the Board of Directors. We also consider the number of other boards on which a nominee sits, but we do not have a policy limiting the number of other public company boards upon which a Director may sit because we believe that an arbitrary limit could deprive our Board of Directors of valuable candidates whose contributions would enhance our Board of Directors and benefit the Company and our shareholders. Instead, our Nomination/Governance Committee evaluates all of the factors outlined above, including willingness and ability to devote adequate time and effort to Board responsibilities, and recommends candidates that it believes will enhance our Board of Directors and benefit the Company and our shareholders. A copy of our corporate governance guidelines is available on our web site at www.ocwen.com

Pursuant to the Company’s Diversity Policy, the Nomination/Governance Committee considers diversity when it recommends Director nominees to the Board of Directors viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company’s business environment when recommending Director nominees to the Board of Directors with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company’s governance and strategic needs. The Nomination/Governance Committee reviews the skills and attributes of Board members within the context of the current make-up of the full Board of Directors from time to time as appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin

In evaluating a particular candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit Committee and other expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders owning more than 5% of our common stock has put forth any Director nominees.

If you wish to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You should provide each proposed nominee’s name, biographical data and qualifications, as well as a detailed explanation as to why such proposed nominee should be a director. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Shareholders who desire to recommend director candidates for consideration by our Board of Directors in connection with the next annual meeting of shareholders should submit their written recommendation no later than January 1 of the year of that meeting

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to help ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as director qualifications, Board of Directors and committee composition, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Corporate Governance Guidelines are available on our web site at www.ocwen.com. Our Nomination/Governance Committee reviews our Corporate Governance Guidelines annually and, when necessary, recommends amendments to the Board of Directors for approval

Executive Sessions of Non-Management Directors

Our non-management directors met in executive session without management seven times in 2014.

Communications with Directors

If you desire to communicate with our Board of Directors or any individual director regarding Ocwen, you may do so by mail addressed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You may communicate anonymously or confidentially and may also indicate whether you are a shareholder, customer, supplier, or other interested party.

Communications received in writing are distributed to our Board of Directors or to individual directors, as the General Counsel and Secretary deems appropriate, depending on the facts and circumstances outlined in the communication received. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

•	Service or product complaints

•	Service or product inquiries

•	New Service or product suggestions

•	Resumes and other forms of job inquiries

•	Surveys

•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

You may also communicate online with our Board of Directors as a group at http://shareholders.ocwen.com/contactBoard.cfm.
Shareholders and other interested parties may communicate directly with the Audit Committee and the non-management directors of the Board of Directors by calling our hotline, which is administered by a third party, at 1-800-884-0953. The Chair of the Audit Committee has been designated to receive such communications

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees as required by the New York Stock Exchange rules. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Any waivers from either the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or a Board Committee and must be promptly disclosed to you. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our web site at www.ocwen.com. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on our website

Risk Management and Oversight Process

Our Board of Directors and each of its Committees are actively involved in overseeing risk associated with the Company. The Board of Directors and the Audit Committee monitor  the Company’s financial risks through  regular oversight of the Company’s financial activities with management and internal and external auditors. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses and approves the annual audit plan and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board of Directors and the Nomination/Governance Committee monitor the Company’s governance and succession risk by regular review with management. The Board of Directors and the Compensation Committee monitor the Company’s compensation policies and related risks by regular reviews with management. The Board of Directors and the Compliance Committee monitor the Company’s regulatory compliance, operational risks and other related risks by regular reviews with management. The Independent Review Committee reviews and approves related party transactions. The Chief Risk Officer provides a quarterly report to the Board of Directors addressing key risk issues. The Chief Risk Officer also presents the Risk Appetite report setting forth risk and performance metrics along with information necessary to allow the Board of Directors to determine whether risks are within acceptable levels. If the Board of Directors determines that any risk metric is not within acceptable levels, it will request an action plan to be provided by management. The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure with the President and Chief Executive Officer and other members of senior management, including our Chief Risk Officer and our Chief Compliance Officer, having responsibility for assessing and managing the Company’s risk exposure, and the Board of Directors and its Committees providing oversight in connection with these efforts.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received for fiscal year 2014 by each member of our Board of Directors who was not employed by us or one of our subsidiaries and who served as a director during fiscal year 2014 (our “non-management directors”).

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	Total ($)
Ronald J. Korn	73,530	60,000	133,530
William H. Lacy	68,530	60,000	128,530
Wilbur L. Ross, Jr.(4)	49,002	60,000	109,002
Robert A. Salcetti	79,952	60,000	139,952
Barry N. Wish	79,952	60,000	139,952

(1)
Amounts reported for stock awards represent the aggregate grant date fair value of awards granted during fiscal 2014 under the 1996 Stock Plan for Directors, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We based the grant date fair value of stock awards on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of grant of the awards.

(2)
On May 14, 2014, the directors received the following equity awards, each having a grant date fair value of $60,000, for their service for the 2014-2015 term: Messrs. Korn, Lacy, Ross, Salcetti, and Wish each received 1,794 restricted shares of common stock. In addition, Ms. Caldwell and Dr. Soaries, who were each appointed as members of our Board of Directors on January 20, 2015, received 2,373 restricted shares of common stock and 2,373 restricted share units respectively, on May 8, 2015, for their service effective from their date of appointment through the unexpired portion of the 2014-2015 term. Dr. Soaries received restricted share units as a result of his election to defer receipt of his equity compensation pursuant to the Deferral Plan for Directors discussed below.

(3)
The aggregate number of stock awards outstanding for each of our non-management directors at December 31, 2014 was as follows: (a) Mr. Korn held 1,794 unvested restricted shares of our common stock; (b) Mr. Lacy held 1,794 unvested restricted shares of our common stock and 28,254 restricted share units (as a result of Mr. Lacy’s deferral of equity awards pursuant to the Deferral Plan for Directors discussed below); (c) Mr. Ross held 1,794 unvested shares of our common stock; (d) Mr. Salcetti held 1,794 unvested shares of our common stock; and (e) Mr. Wish held 1,794 unvested shares of our common stock. Our non-management directors have no shares subject to option awards outstanding as of December 31, 2014.

(4)
Mr. Ross resigned from our Board of Directors effective November 20, 2014 as a result of his election as Vice Chairman of Bank of Cyprus and the requirements of certain European regulations which limit directorships of bank officers.

31, 2013.

Standard Compensation Arrangements for Non-Management Directors

The Compensation Committee has the responsibility for recommending to the Board of Directors the form and amount of compensation for directors. Our management directors do not receive an annual retainer or any other compensation for their service on the Board of Directors. Effective as of June 2014, non-management directors receive the following compensation for their services on the Board of Directors.

Cash Compensation

Effective as of June 6, 2014, and with respect to the Special Litigation Committee, as of the date of its creation, we provide the following annual cash compensation to our non-management directors in quarterly installments:

•	a retainer of $60,000;

•	an additional $20,000 to the Audit Committee and Special Litigation Committee Chairs;

•	an additional $15,000 to all Committee Chairs (other than the Audit Committee and Special Litigation Committee Chairs); and

•	an additional $12,500 to all Audit Committee and Special Litigation Committee members (other than the Chairs).

Equity Compensation

We provide our non-management directors an annual award of restricted shares of common stock for their service on our Board of Directors from the date of their election to the date of our next annual meeting of shareholders, pursuant to our 1996 Stock Plan for Directors. The restricted shares are granted automatically each year following the annual meeting of shareholders to each non-management director who is elected to the Board of Directors. In June 2014, our Compensation Committee approved, and our Board of Directors ratified, the grant date value of the annual equity compensation for non-management directors at $80,000, effective as of the date of the meeting of the Board of Directors following the Company’s 2015 annual meeting. The number of shares of common stock to be awarded is determined based on the average of the high and low prices of a share of common stock as reported on the New York Stock Exchange on the date of grant.

A non-management directors’ right to ownership in shares of restricted stock granted under the 1996 Stock Plan for Directors vests on the first day of the month immediately following the expiration of the restriction period (which begins on the grant date and continues through the last day of the grant year) for such shares if the director has attended an aggregate of at least 75 percent of all meetings of the Board of Directors and committees of which the director is a member during such period. In the event that the director has attended less than an aggregate of at least 75 percent of all such meetings, such director’s right to ownership will vest on a pro rata basis according to the director’s actual attendance percentage, with the remaining shares forfeited. Shares of restricted stock are not transferable and subject to forfeiture during the restriction period and subject to a mandatory holding period thereafter, subject in each case to certain exceptions.

Deferral Plan for Directors
The Deferral Plan for Directors provides non-management directors with the opportunity to defer the receipt of all or a portion of their equity compensation earned for their service as directors. The plan is administered by the Compensation Committee. Before the end of each calendar year, the non-management directors make an election to receive either all or a portion of the equity portion of their annual compensation for the following grant year in restricted stock or a credit to their deferral account for the number of share units equal to the number of shares of restricted stock granted to but not received by such director. Directors electing to defer receipt of equity will become vested in the share units and will receive dividend equivalents to the same extent as they would if the original award of restricted stock had not been deferred.

Each director electing deferral must specify the payment date at the time of election for any share units credited as a result of that election as either (i) the six-month anniversary of the director’s termination date or (ii) any other date elected by the director which is at least two years after the last day of the year of service for which the compensation was awarded. At least 30 days prior to payment of deferred compensation, a director shall elect to receive such payment in the form of either (i) cash in an amount equal to the fair market value of the number of whole and fractional share units credited to the deferral account or (ii) whole shares of common stock equal to the number of whole share units credited to the deferral account with fractional share units to be paid in cash.

Other Compensation Matters

Director compensation may be prorated for a director serving less than a full one-year term such as in the case of a director joining the Board of Directors after an annual meeting of shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Director compensation is subject to review and adjustment by the Board of Directors from time to time.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as an executive officer. None of our directors and/or executive officers is related to any other director and/or executive officer of Ocwen or any of its subsidiaries by blood, marriage or adoption.

Name	Age(1)	Position(1)
Michael R. Bourque, Jr.	37	Executive Vice President and Chief Financial Officer
John V. Britti	55	Executive Vice President and Chief Investment Officer
Richard L. Cooperstein	57	Vice President and Treasurer, Ocwen Mortgage Servicing, Inc.
Catherine M. Dondzila	52	Senior Vice President and Chief Accounting Officer
Timothy M. Hayes	59	Executive Vice President, General Counsel and Secretary
Arthur C. Walker, Jr.	44	Senior Vice President, Global Tax
(1) All information set forth herein is as of April 30, 2015.

The principal occupation for the last five years, as well as certain other biographical information, for each of our executive officers that is not a director are set forth below.

Michael R. Bourque Jr. Mr. Bourque has served as Executive Vice President and Chief Financial Officer since June 2014. Prior to joining Ocwen, Mr. Bourque spent fifteen years in various financial leadership positions in the General Electric Company, spanning both GE's industrial businesses as well as GE Capital. Most recently, from 2013 to April 2014, Mr. Bourque served as Chief Financial Officer for GE Distributed Power, a business within GE Power & Water. Prior to that he served in other CFO, financial planning and analysis and internal audit roles at General Electric. Mr. Bourque holds a Bachelor of Arts in Mathematics from the College of the Holy Cross in Worcester, Massachusetts, and a Masters in Business Administration from the Wharton School at the University of Pennsylvania, in Philadelphia, Pennsylvania.

John V. Britti. Mr. Britti has served as Executive Vice President and Chief Investment Officer since June 2015. He previously served as Executive Vice President and Chief Financial Officer of Ocwen from March 2012 to June 2015 and Executive Vice President of Ocwen responsible for Finance and Business Development from January 2011 to March 2012 Prior to joining Ocwen, Mr. Britti was Chief Operating Officer for mortgage insurer RMIC from 2005 to 2011. Mr. Britti held two positions at Freddie Mac as a Vice President running Field Sales and Pricing & Structured Transactions. Mr. Britti has also been a Vice President at Capital One running Thrift and Mortgage Operations. After business school, Mr. Britti worked at McKinsey & Company in their financial services industry group. He holds a Bachelor of Arts in Economics from the University of Maryland and a Masters of Business Administration from Dartmouth’s Amos Tuck School.

Richard L. Cooperstein. Mr. Cooperstein has served as Vice President and Treasurer of Ocwen Mortgage Servicing, Inc. (“OMS”), a subsidiary of Ocwen, since June 2014. He previously served as Chief Financial Officer of OMS from October 2013 to June 2014 and Vice President of Pricing Analytics of Ocwen from August 2013 to October 2013. He most recently held positions at Gleacher Financial from October 2012 to August 2013, RangeMark Analytics from January 2012 to October 2012, Cooperstein Analytics from January 2011 to January 2012 and Ranieri Partners from January 2010 to January 2011 where he ran fixed-income analytics. Prior to this, Mr. Cooperstein founded Cooperstein Analytics after running HSBC’s US Mortgage Analytics. Previously, at RMIC and Freddie Mac, he built mortgage models and ran Structured Transactions. He began his career as Senior Economist at the Office of Management and Budget where he applied option pricing theory to value the financial guarantees of the Federal Government and was one of the architects of Credit Reform. Mr. Cooperstein is a published author on option pricing theory and valuing credit risk; he holds a Ph.D. in Economics from the University of Maryland.

Catherine M. Dondzila. Ms. Dondzila has served as Senior Vice President and Chief Accounting Officer of Ocwen since December 2013 and was Acting Chief Accounting Officer from March 2013 to December 2013. Ms. Dondzila previously served as Chief Accounting Officer for Residential Capital LLC (“ResCap”), a mortgage originator and servicer and wholly-owned subsidiary of Ally Financial Inc. from 2007 until Ocwen’s acquisition of the Residential Capital portfolio in February 2013. Ms. Dondzila served as the Senior Vice President, Business Unit Controller at Freddie Mac from 2004 to 2006 and served in various roles for Bear Stearns & Co. from 1992 to 2004, ultimately serving as Senior Managing Director, Fixed Income Sales & Trading Business Area Controller from 2001 to 2004. Ms. Dondzila began her career at Deloitte & Touche LLP within the audit division, where she worked from 1984 to 1991. Ms. Dondzila holds a Bachelor of Science, Business Administration with concentrations in Accounting and Finance from Washington University, St. Louis.

Timothy M. Hayes. Mr. Hayes has served as Executive Vice President, General Counsel and Secretary of Ocwen since April 2013. From June 2012 to April 2013, Mr. Hayes served as Chief of Staff to the Chief Executive Officer of Homeward Residential, Inc. (“Homeward”), which became a subsidiary of Ocwen on December 27, 2012. From January 2010 to November 2011, Mr. Hayes was Executive Vice President and General Counsel of the Financial Services Division of American International Group, Inc. (“AIG”), and from July 2009 through January 2010 was General Counsel of American General Financial Services, Inc., a subsidiary of AIG. Mr. Hayes had previously served as Executive Vice President and General Counsel of Citi Residential Lending, Inc., and predecessor companies from 2005 through 2008. Mr. Hayes had previously served in other legal roles in the financial services industry. Mr. Hayes holds a Bachelor of Arts degree from the College of the Holy Cross and a JD /MBA from Southern Methodist University, and is a member of the State Bar of Texas.

Arthur C. Walker, Jr. Mr. Walker serves as our Senior Vice President, Global Tax and has been with Ocwen since August 2013. In that capacity he leads all the tax department functions for Ocwen. Mr. Walker has over 19 years of tax experience advising public companies on domestic and international tax matters. Prior to joining Ocwen, Mr. Walker was a tax partner with the law firm of Mayer Brown LLP and had been with Mayer Brown for 14 years. Mr. Walker has advised companies in many different industries throughout his career including technology, software, service provider, pharmaceutical, financial services, transportation, healthcare, and manufacturing. His tax practice experience has included planning, intercompany transfer pricing, structuring / restructuring of business operations, offshore intangibles, contract manufacturing, cross-border financing, mergers and acquisitions, legislation, private letter rulings, examinations and administrative appeals. Mr. Walker holds a Bachelor of Science in Business Administration degree from Georgetown University’s McDonough School of Business and a J.D. and LL.M in Taxation from Georgetown University Law Center.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Equity Securities

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each of our directors and director nominees;

•	each named executive officer; and

•	all of our directors and current executive officers as a group.

Each of Ocwen’s directors, director nominees and named executive officers may be reached through Ocwen at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

The following table also sets forth information with respect to each person known by Ocwen to own beneficially more than five percent of the outstanding shares of its common stock.

The table is based upon information supplied to us by directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended. We have based our calculation of the percentage of beneficial ownership on 125,302,788 shares of our common stock outstanding as of the record date, unless otherwise noted.

Shares Beneficially Owned (1)
Name and Address of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Percent of Class
William C. Erbey(2) P.O. Box 25437 Christiansted, VI 00824	21,193,178	16.91%
Kingstown Capital Partners, LLC(3) 100 Park Avenue 21st Floor New York, N.Y. 10017	12,000,000	9.58%
Morgan Stanley(4) 1585 Broadway New York, N.Y. 10036	9,989,557	7.97%
The Goldman Sachs Group, Inc. (5) 200 West Street New York, N.Y. 10282	9,109,438	7.27%
Pennant Capital Management(6) One DeForest Avenue, Suite 200 Summit, N.J. 07901	8,909,964	7.11%
Highfields Capital Management L.P. (7) John Hancock Tower 200 Claredon Street, 59th Floor Boston, MA 02116	8,784,411	7.01%
FMR LLC(8) 245 Summer Street Boston, MA 02210	8,718,090	6.96%
Capital Research Global Investors(9) 333 South Hope Street Los Angeles, California 90071	8,423,763	6.72%
D. John Devaney(10) 240 Crandon Boulevard, Suite 167 Key Biscayne, FL 33149	8,015,100	6.40%
Putnam Investments LLC(11) One Post Office Square Boston, MA 02109	7,166,593	5.72%

Directors and Named Executive Officers:
Michael R. Bourque, Jr.	10,000	*
Alan J. Bowers	—	*
John V. Britti (12)	94,714	*
Phyllis R. Caldwell	2,373
Ronald M. Faris(13)	1,796,823	1.42%
Timothy M. Hayes(14)	16,000	*
Ronald J. Korn	24,639	*
William H. Lacy(15)	14,373	*
Robert A. Salcetti	10,016	*
DeForest B. Soaries, Jr.(16)	—	*
Arthur C. Walker, Jr.	2,179	*
Barry N. Wish(17)	4,153,702	3.28%
All Current Directors and Executive Officers as a Group (14 persons)	6,124,846	4.83%

*	Less than 1%

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she has the right to acquire within 60 days of March 27, 2015 such common stock and directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the reported shares. No shares have been pledged as security by the named executive officers or directors.

(2)
Based solely on information contained in a Schedule 13D/A filed with the Securities and Exchange Commission on March 4, 2015 reporting securities deemed to be beneficially owned as of January 16, 2015. Includes 5,409,704 shares held by Erbey Holding Corporation (“Erbey Holdings”), a corporation wholly-owned by William C. Erbey.  Also includes 2,440,000 shares held by Caritas Partners LLC, a Delaware limited liability company with Mr. William C. Erbey, his spouse, E. Elaine Erbey, and Caritas Charitable Remainder Trust as members. Also includes 10,020,852 shares held by Salt Pond Holdings, LLC (“Salt Pond”), a United States Virgin Islands limited liability company, of which the members are William C. Erbey, his spouse, E. Elaine Erbey and Erbey Holding Corporation. Salt Pond is owned by Mr. Erbey (56.291%), Mrs. Erbey (24.284%) and Erbey Holdings (19.425%). Also includes options to acquire 3,322,622 shares which are exercisable on or within 60 days from January 16, 2015.

(3)
Based solely on information contained in a Schedule 13D filed with the Securities and Exchange Commission on February 2, 2015, reporting securities deemed to be beneficially owned as of February 2, 2015, by Kingstown Capital Partners, LLC, A Delaware limited partnership (“Kingstown Capital”), Kingstown Management GP LLC, a Delaware limited liability company (“Kingstown Management”), Kingstown Capital Partners, LLC, a Delaware limited liability company (“General Partner”), Kingstown Partners Master Ltd., a Cayman Islands corporation (“Master Fund”), Kingstown Partners II, L.P., a Delaware limited partnership (“Fund II”), Ktown, LP, a Delaware limited partnership (“Ktown,” and together with Master Fund and Fund II, the “Funds”), Michael Blitzer and Guy Shanon. General Partner is the general partner of each of the Funds. Kingstown Capital is the investment manager of each of the Funds. Kingstown Management is the general partner of Kingstown Capital. Each of Mr. Blitzer and Mr. Shanon is a managing member of Kingstown Management. By virtue of these relationships, each of General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon may be deemed to beneficially own the Shares owned by the Funds. Master Fund owned directly 8,713,381 Shares, constituting approximately 6.9% of the Shares outstanding, Fund II owned directly 1,486,146 Shares, constituting approximately 1.2% of the Shares outstanding and Ktown owned directly 1,800,473 Shares, constituting approximately 1.4% of the Shares outstanding. By virtue of their respective relationships with the Funds, each of General Partner, Kingstown Capital, Kingstown Management and Messrs. Blitzer and Shanon may be deemed to beneficially own the Shares owned directly by the Funds. Each of Master Fund, General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon has shared voting and dispositive power over the Shares owned directly by Master Fund. Each of Ktown, General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon has shared voting and dispositive power over the Shares owned directly by Ktown. Each of Fund II, General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon has shared voting and dispositive power over the Shares owned directly by Fund II.

(4)
Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by Morgan Stanley and Morgan Stanley Capital Services LLC. Pursuant to the Schedule 13G, Morgan Stanley has sole voting power over 9,965,791 of these shares, shared voting power over 22,331of these shares and shared dispositive power over 9,989,557 of these shares. Morgan Stanley Capital Services LLC has sole voting power and shared dispositive power over 9,651,714 of these shares.

(5)
Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. Pursuant to the Schedule 13G, both Goldman Sachs Group, Inc. and Goldman, Sachs & Co. have shared voting and shared dispositive power over 9,109,438 of these shares.

(6)
Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by Alan Fournier c/o Pennant Capital Management, LLC, Pennant Capital Management, LLC and Pennant Windward Master Fund, L.P. Pursuant to the Schedule 13G/A, both Alan Fournier c/o Pennant Capital Management, LLC and Pennant Capital Management, LLC have shared voting and shared dispositive power over 8,909,964 of these shares. Pursuant to the Schedule 13G/A, Pennant Windward Master Fund, L.P. has shared voting and shared dispositive power over 6,568,966 of these shares.

(7)
Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by Highfields Capital Management LP, Highfields GP LLC and Jonathan S. Jacobson (collectively, the “Filing Parties”). Pursuant to the Schedule 13G, each of the Filing Parties has sole voting and sole dispositive power over 8,784,411 of these shares.

(8)
Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by FMR LLC, Edward C. Johnson 3rd and Abigail P. Johnson. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(9)
Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), as a result of CRMC acting as investment adviser to various investment companies. According to the Schedule 13G, Capital Research Global Investors has sole voting power and sole dispositive power over these shares.

(10)
Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on March 20, 2015, reporting securities deemed to be beneficially owned as of March 10, 2015, by D. John Devaney (“Devaney”), United Aviation Holdings, Inc. (“UAHI”), United Capital Markets Holdings, Inc. (“UCMHI”) and United Real Estate Ventures, Inc. (“UREVI”). Pursuant to the Schedule 13G, UCMHI is not the owner of record of any of these shares. However, because Devaney controls UREVI and UCMHI, and UAHI is a wholly-owned subsidiary of UCMHI, Devaney may be deemed to be the beneficial owner of 6,965,700 of these shares that are owned of record by UREVI and UAHI. Devaney may also be deemed to be the beneficial owner of 1,049,400 of these shares controlled through retirement accounts. Pursuant to the Schedule 13G: (i) Devaney has sole voting and sole dispositive power over 1,036,400 of these shares, and shared voting and shared dispositive power over 6,978,700 of these shares; (ii) UAHI and UCMHI have shared voting and shared dispositive power over 3,738,000 of these shares; and (iii) UREVI has shared voting and shared dispositive power over 3,227,700 of these shares.

(11)
Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by Putnam Investments, LLC (“PI”), Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”). PI, wholly owns PIM, which is the investment advisor to the Putnam family of mutual funds, and PAC, which is the investment advisor to Putnam’s institutional clients. Both subsidiaries have dispositive power over these shares as investment managers. In the case of shares held by the Putnam mutual funds managed by PIM, the mutual funds, through their boards of trustees, have voting power. PAC has shared voting power over the shares held by its institutional clients. . Pursuant to the Schedule 13G: (i)PI has sole voting power over 28,414 of these shares and sole dispositive power over 7,166,593 of these shares; (ii)PIM has sole voting power over 1,100 of these shares and sole dispositive power over 7,134,754 of these shares; and (iii) PAC has sole voting power over 27,314 of these shares and sole dispositive power over 31,839 of these shares.

(12)	Includes options to acquire 75,000 shares which are exercisable on or within 60 days from March 27, 2015.

(13)	Includes options to acquire 1,385,365 shares which are exercisable on or within 60 days from March 27, 2015. Also includes 106,091 shares jointly held by Mr. and Mrs. Ronald M. Faris.

(14)	Includes 1,000 shares jointly held by Mr. and Mrs. Timothy M. Hayes.

(15)
Does not include 28,254 vested restricted share units credited to William H. Lacy pursuant to the terms of the Deferral Plan for Directors, which are not settleable until the six-month anniversary of the director’s termination of service.

(16)
Does not include 2,373 vested restricted share units credited to DeForest B. Soaries Jr. pursuant to the terms of the Deferral Plan for Directors, which are not settleable until the six-month anniversary of the director’s termination of service.

(17)
Includes 3,885,591 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93% of the common stock thereof, 238,111 held personally and 30,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a director.

Beneficial Ownership of Equity Securities of Subsidiary

The following table sets forth certain information regarding the beneficial ownership of preferred stock of our subsidiary, Ocwen Mortgage Servicing, Inc. (“OMS” and such stock, “OMS Preferred Stock”), as of the record date by (i) each of our directors, (ii) each named executive officer and (iii) all of our directors and current executive officers as a group. See “OMS Preferred Stock Plan” under “Compensation Discussion and Analysis” below for additional detail on OMS Preferred Stock.

Shares Beneficially Owned
Name and Address of Beneficial Owner:	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (as of March 27, 2015)
John V. Britti	—	—	*
Michael R. Bourque, Jr.	Class I Preferred	1,000	100%
Alan J. Bowers	—	—	*
Phyllis R. Caldwell	—	—	*
Ronald M. Faris	—	—	*
Timothy M. Hayes	Class D Preferred	1,000	100%
Ronald J. Korn	—	—	*
William H. Lacy	—	—	*
Robert A. Salcetti	—	—	*
DeForest B. Soaries, Jr.	—	—	*
Arthur C. Walker, Jr.	Class B Preferred	1,000	100%
Barry N. Wish	—	—	*
All Directors and Executive Officers as a Group (12 persons)	Class B Preferred	1,000	100%
All Directors and Executive Officers as a Group (12 persons)	Class D Preferred	1,000	100%
All Directors and Executive Officers as a Group (12 persons)	Class I Preferred	1,000	100%

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance. The information is split between all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	6,828,861	9.99	9,572,812

Equity compensation plans not approved by security holders	—	—	—

Total	6,828,861	9.99	9,572,812(1)

(1)
2007 Equity Incentive Plan. A total of 20,000,000 shares of common stock of the Company were authorized to be issued pursuant to awards made as options, restricted stock, performance awards or other stock-based awards under our 2007 Equity Incentive Plan. Each share issued under this plan pursuant to an award other than a stock option or other purchase right in which the participant pays the fair market value for such share measured as of the grant date, or appreciation right which is based upon the fair market value of a share as of the grant date, shall reduce the number of available shares by 1.42. In addition, a total of 500,000 shares of common stock of the Company were authorized to be issued pursuant to awards of restricted shares under our 1996 Stock Plan for Directors. Each of these plans is administered by the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and 10% beneficial owners were complied with during the 2014 fiscal year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction, Philosophy and Objectives

We believe an effective executive compensation program is one that aligns the interests of executives and shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. In addition, executive compensation should promote individual service longevity through long-term incentive opportunities that reward consistent high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive.

This Compensation Discussion and Analysis provides information regarding the following:

•
compensation for our Chief Executive Officer, compensation for each of the two individuals who served as our Chief Financial Officer during 2014 and compensation for the three other most highly compensated executive officers who were serving as executive officers at the end of 2014;

•	overall objectives of our compensation program and what it is designed to reward;

•	each element of compensation that we provide;

•	reasons for the compensation decisions we have made regarding these individuals;

•	determinations of the amount for each element of compensation;

•	how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements; and

•	our consideration of the results of the most recent shareholder advisory vote on executive compensation.

Our named executive officers for 2014 are as follows:

Name	Position
Ronald M. Faris	President and Chief Executive Officer
Michael R. Bourque, Jr.(1)	Executive Vice President and Chief Financial Officer
John V. Britti(2)	Executive Vice President and Chief Investment Officer
Timothy M. Hayes	Executive Vice President, General Counsel and Secretary
Arthur C. Walker, Jr.	Senior Vice President, International Tax Planning
William C. Erbey(3)	Former Executive Chairman

(1)	Mr. Bourque was appointed Executive Vice President and Chief Financial Officer effective June 2, 2014.

(2)	Mr. Britti, our former Executive Vice President and Chief Financial Officer, was appointed as Executive Vice President and Chief Investment Officer effective June 2, 2014.

(3)	Mr. Erbey retired from Ocwen effective as of January 16, 2015.

Role of Executive Officers in Compensation Decisions

Certain executives including the President and Chief Executive Officer and the former Executive Chairman, until his retirement in January 2015, are involved in the recommendation of certain compensation arrangements for approval by the Compensation Committee. These executives annually review the performance of each executive officer (other than the former Executive Chairman and President and the Chief Executive Officer whose performances are reviewed by the Compensation Committee) and present their conclusions and recommendations regarding base salary and incentive award amounts to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations, subject, in each case, to any applicable limits contained in any plan or agreements applicable to such awards. All compensation decisions with respect to the compensation of the former Executive Chairman and the President and Chief Executive Officer were made solely by the Compensation Committee.

Role of Compensation Consultant

Pursuant to its authority to retain independent counsel or other advisers as it deems necessary, the Compensation Committee entered into an advisory agreement with Exequity LLP (“Exequity”), an independent executive compensation consulting firm, in January, 2014. The advisory agreement provides for Exequity to provide the following services on request: (i) review of director pay proposals and program designs, (ii) competitive assessments or benchmarking analysis of executive and non-management director compensation, (iii) updates on market trends and regulatory considerations impacting compensation and benefit programs, (iv) assistance with preparation of executive and non-management director pay proposals and (v) responses to various other requests from the Compensation Committee.

The Compensation Committee entered into an advisory agreement with Frederic W. Cook & Company, LLC (“Cook & Co.”), an independent executive compensation consulting firm, in December 2014. Cook & Co. assisted the Compensation Committee in December 2014 and continuing into 2015 in developing transition and retirement arrangements for the former Executive Chairman. Cook & Co. also advised the Compensation Committee with respect to the February 24, 2015 equity awards discussed below under “Equity Incentive Plan - 2015 Awards.”

The Compensation Committee has assessed the independence of each of Exequity and Cook & Co and has concluded that its engagement of these consulting firms does not raise any conflict of interest with the Company or any of its directors or executive officers.

Except as otherwise noted in this Compensation Discussion and Analysis, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, the analysis and input from the Compensation Committee’s independent executive compensation consultant, as well as the Compensation Committee’s assessment of compensation trends.

Elements of Compensation

The principal elements of compensation for our named executive officers for 2014 include base salary and annual incentive compensation. This compensation structure was developed to provide each executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We have no employment agreements with our executive officers. We believe that our compensation structure is appropriate in light of our performance, industry, the opportunities and challenges facing our business and the current business environment.

Base Salary.  Base salaries for our executive officers are established based on individual qualifications and job responsibilities while taking into account the Compensation Committee’s assessment of compensation trends and the value to the Company of expected future performance.

Base salaries of the executive officers are reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, individual performance of the executive officer, and an assessment of compensation levels necessary to maintain and attract quality personnel. Salary levels are also considered upon a promotion or other change in job responsibility. The Compensation Committee set the base salary for the former Executive Chairman and the President and Chief Executive Officer. The base salaries for all other named executive officers are determined by the Compensation Committee based upon recommendations from the President and Chief Executive Officer and, until his retirement in 2015, the former Executive Chairman. For 2014, Mr. Erbey remained at his 2013 base salary level of $725,000. On March 31, 2014, our Compensation Committee approved an increase in Mr. Faris’ base salary to $800,000, effective as of March 16, 2014, in recognition of his accomplishments in leading the Company’s growth and successful execution of its strategic initiatives, his significantly increased responsibilities given the Company’s growth and the Compensation Committee’s assessment of the value of their expected performance going forward. For 2014, Messrs. Britti, Hayes and Walker remained at their 2013 base salary levels of $423,500, $350,000 and $510,000 respectively. On April 8, 2015, the Compensation Committee approved an increase in Mr. Britti’s base salary to $445,000 and in Mr. Hayes’ base salary to $376,250, effective as of April 1, 2015, based on market conditions and the Compensation Committee’s assessment of the value of his expected performance going forward. Mr. Bourque joined Ocwen in 2014 with a base salary of $400,000 and on December 2, 2014, our Compensation Committee approved an increase in Mr. Bourque’s base salary to $450,000, effective as of January 1, 2015, in light of the Compensation Committee’s assessment of the value to the Company of Mr. Bourque’s expected performance going forward.

Annual Incentive Compensation. Ocwen’s primary incentive compensation plan for eligible employees, including our executive officers, is the 1998 Annual Incentive Plan, as amended, which has been approved by our shareholders. Awards under the plan are paid in cash or, in the Compensation Committee’s discretion, all or a portion of the total award value may be paid in the form of non-qualified stock options to purchase common stock or shares of common stock that we have acquired in market transactions. Awards under the plan for 2014 were in the form of cash. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below. If options are granted as payment of an award under the 1998 Annual Incentive Plan, they will be granted pursuant to the 2007 Equity Incentive Plan discussed below. Other equity awards may also be made under the 2007 Equity Incentive Plan as discussed below.

Each named executive officer has a targeted annual incentive award that is expressed as a percentage of total target compensation. In 2014, 29% to 60% of total target compensation for each named executive officer was payable only upon achievement of certain minimum Company and individual performance levels. The targeted percentage for each named executive officer was determined by the Compensation Committee based on its assessment of the nature and scope of each executive officer’s responsibilities and an assessment of compensation levels necessary to maintain and attract quality personnel. The table below reflects the percentage of each executive officer’s target total compensation that was allocated to each of base salary and incentive compensation under the 1998 Annual Incentive Plan in 2014 and each executive officer’s actual total compensation that was allocated to each of base salary and such incentive compensation in 2014:

Name	Base Salary % of Target Total Compensation in 2013	Incentive Compensation % of Target Total Compensation in 2013	Base Salary % of Actual Total Compensation in 2013	Incentive Compensation % of Actual Total Compensation in 2013
Ronald M. Faris	40%	60%	100%	0%(1)
Michael R. Bourque, Jr.	67%	33%	57%	43%
John V. Britti	50%	50%	53%	47%
Timothy M. Hayes	67%	33%	70%	30%
Arthur C. Walker, Jr.	71%	29%	68%	32%
William C. Erbey	50%	50%	100%	0%

(1) Mr. Faris declined the 2014 incentive compensation awarded to him under the 1998 Annual Incentive Plan and suggested that the Board consider donating a portion of the declined amount to certain housing counseling charities.

The Compensation Committee structures the annual incentive award opportunity under the 1998 Annual Incentive Plan to help motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term shareholder value. This corporate scorecard is approved annually by the Compensation Committee and ratified by the full Board of Directors and is utilized by the Compensation Committee to determine the appropriate amount of incentive compensation to be paid to the President and Chief Executive Officer. As described below, the corporate scorecard is used to determine a percentage of the incentive compensation of the other named executive officers. In determining whether to approve the corporate scorecard each year, the Compensation Committee considers a number of factors, including whether the goals are consistent with and likely to enhance corporate performance and long-term shareholder value as well as the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the target goal at a level that is challenging to achieve, a threshold that must be met in order for any portion of the incentive to be paid with respect to that goal, and a maximum or “outstanding” level that would result in payment of the maximum bonus opportunity with respect to that goal.

Our corporate scorecard for 2014 and corresponding achievement levels are detailed below:

2014 Corporate Scorecard Elements
Corporate Objectives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
1.	Achieve Earnings Per Share and Free Cash Flow target:
•	Adjusted Diluted Earnings Per Share	90% of $3.03 = $2.72	100% of $3.03	110% of $3.03 = $3.33	Below Threshold
•	Adjusted Cash Flow from Operations	85% of $607=$516 million	$607 million	115% of $607=$698 million	Threshold

2.	Balance sheet management	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target
•	Management of interest rate exposure
•	Deploy excess cash flow, including acquisitions and stock repurchases	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target

3.	Compliance and servicing performance management	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Threshold
•	GSE, government and subservicing performance and relationships
•	Compliance management system	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Threshold

4.	Key Servicing and Information Technology Initiatives	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Below Threshold
•	REALDoc® NextGen - complete correspondence migration
•	Vault migration plan	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target
•	Payment application process improvement	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Below Threshold
•	Launch Self-Service on Ocwencustomers.com	By August 31, 2014	By July 31, 2014	By June 30, 2014	Below Threshold
•	Revamp and improve the short sale process	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Outstanding
•	Reporting for investor reporting technology improvement and RMBS Investor Portal	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target
•	Enhance management of bankruptcy loans including compliance	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target

5.	Execute diversification initiatives	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target

6.	Successfully complete the key strategic initiatives of the Company	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Varies by Executive

The key strategic initiatives which comprise Item 6 of our corporate scorecard are structured in a similar manner to the other items in our corporate scorecard with achievement levels of Threshold, Target and Outstanding. Performance against these strategic initiatives is assessed by the Compensation Committee based on the achievement levels obtained in the areas of responsibility of the applicable executive (with our President and Chief Executive Officer, and during 2014, our former Executive Chairman, being responsible for all of them). Our strategic initiatives allow us to provide a more detailed set of targets for our key employees.

In 2014, our strategic initiatives covered:

•	enhancing our competitive position in GNMA, Freddie and Fannie programs;

•	improving the Ocwen “brand” with RMBS Investors and Rating Agencies;

•	improved timeline management;

•	improved call center metrics;

•	introducing process and technology improvements and implementing borrower self-service capabilities;

•	improving quality of servicing and improving customer service, especially by improving loss mitigation and finding non-foreclosure alternatives for borrowers;

•	corporate finance strategies to lower risk and funding costs; and

•	enhancements to our compliance management system and vendor oversight.

Certain of our strategic initiatives were measured by pre-set objectives while other strategic initiatives were by their nature more subjective. In the latter case, these strategic initiatives were awarded an achievement level that was approved by the Compensation Committee based upon a recommendation by the President and Chief Executive Officer.

The incentive award for the President and Chief Executive Officer was determined by the Compensation Committee based solely on the Company’s performance in meeting the objectives established in the corporate scorecard. The incentive awards for our named executive officers other than the President and Chief Executive Officer are structured so that compensation opportunities are comprised of (i) a performance appraisal of the executive officer and (ii) performance within the business or support unit as expressed on each named executive officer’s personal scorecard. For the 2014 service year, the applicable percentage weight assigned to each component of each such executive officer’s incentive compensation is detailed below:

Name	Performance Appraisal (%)	Scorecard (%)
Michael R. Bourque, Jr.	20%	80%
John V. Britti	20%	80%
Timothy M. Hayes	20%	80%
Arthur C. Walker, Jr.	20%	80%

Each named executive officer’s personal scorecard contains key components of the Company’s corporate scorecard and strategic initiatives related to the executive’s the areas of responsibility (with our President and Chief Executive Officer, and during 2014, our former Executive Chairman, having incentive opportunities tied to all of these areas given their overall responsibility for the performance of the Company). The weighted value of the various goals in each named executive officer’s personal scorecard varies depending upon the relative importance of the goals and the executive’s relative contribution to the ultimate financial performance of the Company and achievement of the strategic initiatives. Additionally, in developing the goals in the executives’ scorecards, we endeavor to incorporate a variety of quantitative and qualitative measures that we believe will help to incentivize performance that perpetuates the long term success of the Company and discourages executives from pursuing short term risks to attain their goals. Within each component of the scorecard, there are three established levels of achievement: Threshold, Target and Outstanding. For our U.S. Virgin Islands (“USVI”) based named executive officers, achieving the Threshold level of achievement will earn the executive officer 0% of the target incentive compensation tied to such goal, the Target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the Outstanding level of achievement will earn the executive officer 200% of the target incentive compensation tied to such goal. For our non-USVI based named executive officers, achieving the Threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal, achieving the Target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and achieving the Outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the Threshold level results in no compensation to the executive for the associated goal. The Compensation Committee has the discretion to make awards as a percentage of the Threshold, Target or Outstanding level. Such awards are prorated based on such percentage. We believe that different incentive compensation structures for eligible USVI based and non-USVI based employees are appropriate in light of the overall compensation packages available to each, including eligibility to participate in the plans and programs available in each jurisdiction.

These goals and initiatives are further cascaded to all of our other incentive-eligible employees in their personal scorecards. Within this program, all incentive-eligible employees are tied to a personal or business unit scorecard from which to measure performance against goals that are linked to corporate performance and strategy. The scorecards are communicated to all incentive-eligible employees by the Corporate Strategy Department or the employee’s immediate supervisor. Performance against such scorecards is reviewed by senior management on a quarterly basis and after the end of each year. This incentive compensation structure is intended to align the goals of our named executive officers and other incentive-eligible employees with the overall success of the Company while establishing clear performance standards within their respective business or support units. Approximately 432 employees company-wide were eligible for incentive compensation based on personal scorecard performance in 2014.

The personal scorecards for our named executive officers who received a bonus and the corresponding levels of achievement are as follows:

Executive Officer Scorecards
Name		2014 Corporate Scorecard Elements	Level Achieved
%
Ronald M. Faris	6%	1. Achieve Earnings Per Share and Free Cash Flow target	50% of Threshold
	6%	2. Balance sheet management	Target
	6%	3. Compliance and servicing performance management	Threshold
	6%	4. Key Servicing and Information Technology initiatives	64% of Target
	6%	5. Execute diversification initiatives	Target
	70%	6. Successful completion of key strategic initiatives of the Company	76% of Target

Michael R. Bourque, Jr.	6%	1. Achieve Earnings Per Share and Free Cash Flow target	50% of Threshold
	6%	2. Balance sheet management	Target
	6%	3. Compliance and servicing performance management	Threshold
	6%	4. Key Servicing and Information Technology initiatives	64% of Target
	6%	5. Execute diversification initiatives	Target
	70%	6. Successful completion of key strategic initiatives of the Company	96% of Target

John V. Britti	6%	1. Achieve Earnings Per Share and Free Cash Flow target	50% of Threshold
	6%	2. Balance sheet management	Target
	6%	3. Compliance and servicing performance management	Threshold
	6%	4. Key Servicing and Information Technology initiatives	64% of Target
	6%	5. Execute diversification initiatives	Target
	70%	6. Successful completion of key strategic initiatives of the Company	94% of Target

Timothy M. Hayes	6%	1. Achieve Earnings Per Share and Free Cash Flow target	50% of Threshold
	6%	2. Balance sheet management	Target
	6%	3. Compliance and servicing performance management	Threshold
	6%	4. Key Servicing and Information Technology initiatives	64% of Target
	6%	5. Execute diversification initiatives	Target
	70%	6. Successful completion of key strategic initiatives of the Company	94% of Target

Arthur C. Walker, Jr.	30%	1. Corporate Scorecard	68% of Target
	50%	2. Strategic Scorecard	125% of Target
	20%	3. Performance Appraisal	125% of Target

The President and Chief Executive Officer presented the 2014 performance appraisal scores, personal scorecard performance and recommendations as to the incentive compensation for each of the other executive officers to the Compensation Committee. The Compensation Committee evaluates the recommendations and determines the final incentive compensation awards for the executives and other incentive-eligible employees. Annual incentive compensation is paid to our executives and other incentive-eligible employees after Compensation Committee approval following the service year associated with the incentive.

Generally, at the first or second meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the President and Chief Executive Officer and other executive officers for that fiscal year. Key performance indicators for the Company for 2015 have been developed.
The Compensation Committee has approved our 2015 corporate scorecard. Corporate objectives covered in the scorecard include:

•	Improving the Company’s risk management, compliance and corporate governance programs;

•	Improving capital efficiency and utilization;

•	Achieving earnings per share targets;

•	Improving customer satisfaction and reducing defect rates;

•	Improving delinquency rates and increasing non-foreclosure resolutions;

•	Improving diversity and inclusion programs;

•	Improving franchise value and brand enhancement; and

•	Completing key technological initiatives.

Equity Incentive Plan

The 2007 Equity Incentive Plan (the “2007 Plan”) is administered by the Compensation Committee and authorizes the grant of restricted stock, options, stock appreciation rights or other equity-based awards to our employees. The Compensation Committee, in cooperation with senior management, implemented the 2007 Plan to motivate employees to make extraordinary efforts to achieve significant improvements to shareholder value, boost retention of key employees and align the interests of our employees with the interests of our shareholders. Options granted under the plan may be either “incentive stock options” as defined in Section 422 of the Code, or non-qualified stock options as determined by the Compensation Committee.

Equity Incentive Plan - 2015 Awards
The Compensation Committee determined that it was appropriate to grant new equity awards to certain named executive officers who were employed by us at the time of grant of the awards to help us retain them over the vesting periods of the awards and to further link their interests with those of our shareholders. These new awards were granted on February 24, 2015 and consist of a mix of (1) stock options with time-based vesting requirements (“2015 Stock Options”), (2) restricted stock units with time-based vesting requirements (“2015 Time-Vested RSUs”), and(3) restricted stock units with both time- and performance-based vesting requirements (“2015 Performance Units”).

The number of shares of our common stock subject to each type of award granted on February 24, 2015 is as follows:

Name	Stock Options	Time-Vest RSUs	Performance Units
Michael R. Bourque, Jr.	32,772	15,337	48,231
John V. Britti	32,772	15,337	48,231
Timothy M. Hayes	32,772	15,337	48,231
Arthur C. Walker, Jr.	16,386	7,669	24,115
Each 2015 Stock Option has an exercise price per share equal to the mean between the high and low trading prices of a share of our common stock on the date of grant of the award ($10.14, which was also greater than the closing price of our common stock on that date), and will have value only if our stock price increases above that exercise price during the term of the award. Each Stock Option is scheduled to vest, subject to the executive’s continued employment, in four equal annual installments on the first, second, third and fourth anniversaries of the grant date of the awards and has a maximum term of ten years from grant.
Restricted stock units are payable, subject to vesting, in an equal number of shares of our common stock. Accordingly, restricted stock units also align executives’ interests with those of our shareholders. 2015 Time-Vested RSUs are scheduled to vest, subject to the executive’s continued employment, in three equal annual installments on the second, third and fourth anniversaries of the grant date of the awards. 2015 Performance Units will vest only if, on or before the fourth anniversary of the grant date of the awards, the average of the closing prices per share of our common stock for a period of twenty consecutive trading days, plus the amount of any dividends paid on a share of our common stock during the term of the award on or before the last day of that period, equals or exceeds $16.26. If that performance-based condition is satisfied, the Performance Units will be scheduled to vest, subject to the executive’s continued employment, on the first, second, third and fourth anniversaries of the grant date of the awards (in each case, if the time-based vesting date occurs before the date that the stock price-based vesting condition is satisfied, the vesting of that installment will occur on the satisfaction of the stock price-based vesting condition, subject to the executive’s continued employment by the Company through that date).

The awards are subject to accelerated vesting (and, in the case of the 2015 Performance Units, the units may vest on an accelerated basis or remain outstanding subject to the achievement of the stock price-based vesting condition) in certain circumstances in connection with the award holder’s death, disability, retirement, termination of employment by the Company without cause or by the executive for good reason, or should certain changes in control of the Company occur.

OMS Preferred Stock Plan

The Amended and Restated 2013 Preferred Stock Plan of OMS (the “OMS Preferred Stock Plan”) authorizes the grant of non-voting OMS Preferred Stock to OMS employees. On February 28, 2014, the board of directors of OMS authorized the purchase of 1,000 shares of Class B Preferred Stock by Mr. Walker and the purchase of 1,000 shares of Class D Preferred Stock by Mr. Hayes, in each case pursuant to the terms of the plan. On February 19, 2015, the board of directors of OMS authorized the purchase of 1,000 shares of Class I Preferred Stock by Mr. Bourque pursuant to the terms of the plan. OMS declared a dividend on each of the outstanding classes of OMS Preferred Stock, payable on March 3, 2015, based upon the performance of OMS during 2014. The 100 shares of Class A Preferred Stock previously purchased by Mr. Erbey in 2012 pursuant to the terms of the plan were redeemed in March 2015 in connection with his retirement. See “Retirement of Former Executive Chairman” below for additional detail.

USVI Relocation Program

In order to enable us to recruit top talent and incentivize key personnel to relocate, we offer a relocation package to individuals at the director level and above relocating to the USVI to work for OMS.  The USVI relocation program includes relocation benefits such as moving expenses, home sale support, a housing allowance for up to five years, payment of children’s school tuition fees, payment of “home leave” travel for return trips to the continental United States and tax gross ups on certain taxable benefits, in each case subject to certain limits and exceptions. Upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. In addition, if a participant at the level of executive vice president is involuntarily terminated without cause, such participant is eligible to receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year following relocation and six months’ base salary if such termination occurs at any time after the first year following relocation. For 2014, each of Messrs. Erbey, Hayes, Bourque and Walker received benefits under the USVI Relocation Program, as set forth in the “Summary Compensation Table” below and accompanying footnotes.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including our executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Setting Compensation Levels

The Company believes our executive compensation programs are effectively designed, are in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2014, the Compensation Committee considered the strong shareholder support that the “Say-on-Pay” proposal received at our May 14, 2014 Annual Meeting of Shareholders in which 98% of votes cast were in favor of our executive compensation program. As a result, the Compensation Committee continued to apply the same principles and philosophy it has used in previous years in determining executive compensation levels and will continue to consider shareholder concerns and feedback in the future. In light of the voting results with respect to the frequency of stockholder votes on executive compensation at our May 12, 2011 Annual Meeting of Shareholders, the Board of Directors decided that the Company will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation.

Based on market conditions, performance, retention and other the relevant considerations, the Compensation Committee reviews recommendations and determines appropriate base salary and annual incentive compensation targets for the President and Chief Executive Officer and other named executive officers. The Compensation Committee generally makes its determinations during the second quarter of the year; however, they may make adjustments at other times as appropriate.

Stock Ownership and Hedging Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our directors and executives is important to attract, motivate and retain directors and executives as well as to align their interests with the interests of our shareholders. The Compensation Committee believes that the Company’s equity plans are adequate to achieve this philosophy. We maintain an insider trading policy detailing our window period policy governing the timing of transactions in securities of the Company by directors and executives.

In addition, our insider trading policy prohibits any director, officer or employee from engaging in any short sale of the Company’s stock, establishing and using a margin account with a broker-dealer for the purpose of buying or selling Company stock, or buying or selling puts or calls on the Company’s stock. This policy is designed to encourage investment in the Company’s stock for the long term, on a buy and hold basis, and to discourage active trading or short-term speculation.

OMS Corporate Aircraft

Prudent use of private aircraft by senior management while on company business can promote efficient use of management time. Such usage can minimize airport commuting and waiting time and allow for unfettered, confidential communications during the course of the flight, thereby promoting maximum and efficient use of management time for company business. In connection with Mr. Erbey’s relocation to the USVI in 2012, the Board of Directors approved the engagement of a private aviation service for Mr. Erbey’s safe and efficient business travel. In 2013, OMS purchased a corporate aircraft for purposes of promoting safe and efficient business travel by senior management. During 2014, Messrs. Erbey, Bourque, Britti and Walker traveled on the corporate aircraft. The aggregate incremental cost attributable to Mr. Erbey for 2014 related to personal use of the corporate aircraft is included in the “Summary Compensation Table” below and discussed in the accompanying footnotes. Following Mr. Erbey’s retirement, the Company has discontinued the use of the private aviation service and corporate aircraft.

Potential Payments upon Termination or Change in Control

As we have no employment agreements with our named executive officers other than the restrictive covenants noted below, we handle each termination of employment as we believe is appropriate in light of the circumstances. Without any special agreement related to termination of employment, a named executive officer would typically receive his or her base salary and applicable employee benefit plans and programs through the date of termination as well as a severance payment as described below. In addition, the named executive officer would typically retain any vested portion of prior equity awards granted through the 1998 Annual Incentive Plan, the 1991 Non-Qualified Stock Option Plan and the 2007 Plan. For a termination of employment not due to death, disability or retirement, the named executive officer has six months within which to exercise stock options pursuant to our stock option agreements. Any portion of an equity award not vested will be forfeited unless alternate arrangements are made in the discretion of the Compensation Committee. Furthermore, pursuant to each stock option agreement granting an equity award, upon termination of an employee for cause, all outstanding stock options granted pursuant to such stock option agreement are forfeited.

Certain of the stock option agreements provide for accelerated vesting as set forth below. Upon a named executive officer’s retirement, disability, death, termination by the Company without “cause” or termination by the named executive officer for “good reason,” as defined in the applicable stock option agreement, all options that vest over a certain time period (“Time-Based Options”) would immediately vest. Additionally, pursuant to these certain agreements, if there is a “change of control event” as defined in the applicable stock option agreement, all options, including the Time-Based Options and other options that would otherwise not vest until certain company performance and timing criteria are met, would immediately vest.

As of December 31, 2014 and based upon a comparison of the closing price of our common stock on the New York Stock Exchange on such date with applicable option exercise prices, none of the stock options for which vesting would accelerate in any of the circumstances referred to in the preceding paragraph had value.

The executive stock option agreements permitting accelerated vesting of options upon a change in control were designed to provide the executives with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction. In addition, we believe that this vesting provision supports the compelling business need to retain key employees during the uncertain times preceding a change in control.

Pursuant to our USVI relocation program, upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. Messrs. Bourque,

Hayes and Walker qualify for this benefit. In addition, if a participant at the level of executive vice president is involuntarily terminated without cause, such participant is eligible to receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year following relocation and six months’ base salary if such termination occurs at any time after the first year following relocation. See “USVI Relocation Program” above. Messrs. Bourque and Hayes qualify for such benefits and, in the event of involuntarily termination without cause, would receive a severance payment equal to six months’ base salary.

Restrictive Covenants

All of our named executive officers execute an intellectual property and non-disclosure agreement upon commencement of their employment. This agreement requires the named executive officer to hold all “confidential information” in trust for us and prohibits the named executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or as otherwise required by law. Other than these restrictive covenants, we generally do not have employment, non-competition or non-solicitation agreements with our executive officers. From time to time, we enter into separation agreements with executive officers that contain these provisions.

Tax Considerations

The timing and structure of our compensation decisions is driven in part by a variety of tax considerations. Under Section 162(m) of the Code, tax deductions by corporate taxpayers are limited to $1,000,000 with respect to compensation paid to certain executive officers, unless compensation in excess of $1,000,000 satisfies the requirements for performance-based compensation as set forth under Section 162(m) and the accompanying Treasury Regulations. We obtained shareholder approval of the 2007 Plan and our stock option awards under the 2007 Plan qualify as performance-based compensation under Section 162(m) of the Code. We obtained shareholder approval of our 1998 Annual Incentive Plan in 1998, 2003 and 2014.
In order to satisfy the deductibility requirements under Section 162(m) of the Code, performance objectives generally must be established in the first 90 days of the performance period and the outcome of the performance objectives must be uncertain at the time they are set. For annual incentive awards, this generally means performance objectives must be established no later than the end of March of each year.
The Compensation Committee takes into account the deduction limitations of Section 162(m). However, the Compensation Committee also considers the extent to which qualifying compensation as performance-based compensation would be inconsistent with our overall best interests. Performance goals such as integrating acquired businesses and balance sheet management are not exempt from the Section 162(m) limitation but are significant for our best interests. Consequently, the Compensation Committee generally structures a significant portion of executives’ incentive compensation based on performance goals that are not exempt from the Section 162(m) limitation after considering the cost of the lost deduction in an evaluation of our overall best interests.
In addition, in order to avoid being considered deferred compensation under Section 409A of the Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid by March 15 of each year.
All members of our Compensation Committee members qualify as “outside directors” under 162(m) of the Code.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 28 through 40 of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

May 12, 2015	Compensation Committee:
William H. Lacy, Chairman
Ronald J. Korn, Director
DeForest B. Soaries, Jr., Director

Summary Compensation Table-2012, 2013 and 2014

The following table provides information concerning the compensation of our named executive officers for the 2013, 2012 and 2011 fiscal years. In accordance with Securities and Exchange Commission rules, information for 2012 and 2011 is not provided for Messrs. Hayes and Walker because they were not employed by Ocwen until 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(3)(4) ($)	All Other Compensation(4) ($)	Total ($)
Ronald M. Faris President and Chief Executive Officer	2014	740,000	—	—	____(6)	5,200	745,200
	2013	540,000	—	—	1,093,500	5,100	1,638,600
	2012	477,692(7)	—	—	1,036,800	5,000	1,519,492

Michael R. Bourque, Jr. Chief Financial Officer	2014	261,539(8)	371,150	1,421,250	194,458	391,555(9)	2,639,952
	2013	—	—	—	—	—	—
	2012	—	—	—	—	—	—

John V. Britti Executive Vice President and Chief Investment Officer	2014	423,500	—	—	369,199	5,200	797,899
	2013	393,885	—	—	532,850	5,100	931,835
	2012	385,000(10)	591,060	596,500	443,058	52,593(11)	2,068,211

Timothy M. Hayes Executive Vice President, General Counsel and Secretary	2014	350,000	501,750	768,450	147,623	271,848(12)	2,039,671
	2013	242,308(13)	—	—	340,111	178,132 (14)	760,551
	2012	—	—	—	—	—	—

Arthur C. Walker, Jr. Senior Vice President, Global Tax	2014	510,000	—	—	241,237	358,637 (15)	1,109,874
	2013	166,731(16)	465,300	1,064,000	116,876	158,571(17)	1,971,478
	2012	—	—	—	—	—	—

William C. Erbey(22) Former Executive Chairman	2014	725,000	—	—	—	1,357,444 (18)	2,082,444
	2013	725,000	—	—	1,232,500	985,358(20)	2,942,858
	2012	569,231(19)	—	17,915,000	873,454	259,200(21)	19,616,885

(1)	Represents the aggregate grant date fair value of stock awards and stock options. These amounts do not represent the actual amounts paid to or realized by the executive.

(2)
These amounts represent the grant date fair value of the stock and option awards, computed in accordance with FASB ASC Topic 718. We based the grant date fair value of stock awards on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of grant of the awards. Detail regarding the assumptions used in the calculation of the option award amounts is included in Note 23 to our audited financial statements for the fiscal year ended December 31, 2014, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 11, 2015.

(3)	Represents amounts earned in corresponding year.

(4)	Consists of the cash portion of incentive compensation bonus awarded in the first quarter of the year following the year in which services are rendered.

(5)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan and, as applicable, the other items specified in the footnotes in this column.

(6)
Mr. Faris declined the 2014 incentive compensation awarded to him under the 1998 Annual Incentive Plan ($912,516) and suggested that the Board consider donating a portion of the declined amount to certain housing counseling charities.

(7)	Includes base salary received by Mr. Faris of $353,077 from Ocwen Loan Servicing, LLC (“OLS”).

(8)
Consists of base salary received by Mr. Bourque from the Company pro-rated from his start date of employment on April 28, 2014 through the date Mr. Bourque relocated to the USVI in the amount of $107,692, and the remainder of base salary received by Mr. Bourque from OMS pro-rated from his date of relocation to the USVI through the end of the fiscal year in the amount of $153,846.

(9)
Consists of relocation benefits in the amount of $191,555 (including a housing allowance of $4,000 per month, children's school tuition fees in the amount of $25,470, amounts to gross-up taxable relocation benefits in the amount of $55,359, a signing bonus in the amount of $50,000 and relocation related transportation), and dividends of $200 per share on 1,000 shares of OMS Class I Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2014 (see “OMS Preferred Stock Plan” above for additional discussion).

(10)	Includes base salary received by Mr. Britti of $296,154 from OLS.

(11)	Includes $48,742 from OLS for expenses associated with Mr. Britti’s relocation.

(12)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $1,760, relocation benefits in the amount of $95,088 (including a housing allowance of $4,000 per month, automobile allowance in the amount of $12,250, and amounts to gross-up taxable relocation benefits in the amount of $33,673), and dividends of $175 per share on 1,000 shares of OMS Class D Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2014.

(13)	Consists of base salary received by Mr. Hayes from OMS, prorated from his date of employment on April 15, 2013.

(14)
Consists of relocation benefits in the amount of $53,132 (including a housing allowance of $4,000 per month and amounts to gross-up taxable relocation benefits), and dividends of $125 per share on 1,000 shares of OMS Class D Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2013.

(15)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $2,330, relocation benefits in the amount of $147,307 (including a housing allowance of $4,000 per month, children's school tuition fees in the amount of $22,850, automobile allowance in the amount of $10,375, real estate related fees in the amount of $22,782, and amounts to gross-up taxable relocation benefits in the amount of $43,300) and dividends of $209 per share on 1,000 shares of OMS Class B Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2014.

(16)	Consists of base salary received by Mr. Walker from OMS, prorated from his start date of employment on August 26, 2013.

(17)
Consists of relocation benefits in the amount of $85,571 (including a housing allowance of $4,000 per month, children's school tuition fees and amounts to gross-up taxable relocation benefits), and dividends of $73 per share on 1,000 shares of OMS Class B Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2013.

(18)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $5,200, relocation benefits in the amount of $242,724 (including a housing allowance of $10,000 per month, automobile allowance in the amount of $23,652 and amounts to gross-up taxable relocation benefits in the amount of $99,072), dividends of $7,250 per share on 100 shares of OMS Class A Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan based on OMS performance in 2014 and paid in connection with Mr. Erbey’s retirement, $377,624 in lieu of Mr. Erbey’s bonus for fiscal year 2014 paid in connection with Mr. Erbey’s retirement (see “Retirement of Former Executive Chairman” for additional discussion), and the aggregate incremental cost to Ocwen of personal use of corporate aircraft ($6,896). The aggregate incremental cost is calculated using a method that takes into account all variable costs such as aircraft fuel, airport taxes and fees, catering costs and other operating expenses. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as monthly fees that are billed regardless of usage and the acquisition costs of the aircraft.

(19)	Consists of the base salary received by Mr. Erbey of $269,231 from OLS and $300,000 from OMS.

(20)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $5,100, relocation benefits in the amount of $238,019 (including a housing allowance paid with respect to 13 months in 2013 (7 months at $12,000 per month and 6 months at $10,000) and amounts to gross-up taxable relocation benefits), dividends of $7,250 per share on 100 shares of OMS Class A Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2013 and the aggregate incremental cost to Ocwen of personal use of corporate aircraft in the amount of $17,239. The aggregate incremental cost is calculated using a method that takes into account all variable costs such as aircraft fuel, airport taxes and fees, catering costs and other operating expenses. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as monthly fees that are billed regardless of usage and the acquisition costs of the aircraft.

(21)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $5,000, relocation benefits in the amount of $190,648 (including a housing allowance paid with respect to 6 months at $12,000 per month and $67,466 in gross-ups for taxable relocation benefits), and the aggregate incremental cost to Ocwen for Mr. Erbey’s use of the private aviation service in the amount of $63,552. Also, in order to facilitate Mr. Erbey’s relocation to the USVI, the Board of Directors approved Ocwen’s purchase of Mr. Erbey’s residence in Atlanta, Georgia for his cost-basis in the home of $6.5 million. Mr. Erbey also received dividends of $7,250 per share on 100 shares of OMS Class A Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan. These 2012-related dividends were disclosed in our 2013 Proxy Statement but not included in “All Other Compensation.” The Company has determined to include OMS Preferred Stock dividends in “All Other Compensation” for 2013 and going forward to the extent such dividends are paid to named executive officers. The aggregate incremental cost for use of the private aviation service for commuting and for personal travel not directly related to Ocwen business was the full cost as charged to Ocwen by the charter company to charter the private plane for such uses.

(22)	Mr. Erbey retired from Ocwen effective as of January 16, 2015.

For more information about the elements of the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards for 2014

The following table provides information related to the non-equity incentive plan awards under our 1998 Annual Incentive Plan, as amended, and the equity incentive plan award under our 1997 Plan granted to our named executive officers in fiscal year 2014.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald M. Faris	—	559,398	1,118,795	1,678,193	—	—	—	—	—
Michael R. Bourque, Jr.	—	—	200,000	400,000	—	—	—	—	—
	4/28/2014	—	—	—	—	10,000(4)	—	—	371,150
	4/28/2014	—	—	—	—	—	100,000(5)	37.12	1,421,250
John V. Britti	—	211,750	423,500	635,250	—	—	—	—	—
Timothy M. Hayes	—	—	175,000	350,000	—	—	—	—	—
	5/14/2014	—	—	—	—	15,000(6)	—	—	501,750
	5/14/2014	—	—	—	—	—	60,000(7)	33.45	768,450
Arthur C. Walker, Jr.	—	—	208,273	416,546	—	—	—	—	—
William C. Erbey	—	—	725,000	1,450,000	—	—	—	—	—

(1)
These amounts represent the potential non-equity compensation that would have been earned by each respective executive officer for 2014 service under the different achievement levels presented on their personal scorecards, which are more fully discussed in “Compensation Discussion and Analysis,” pursuant to our 1998 Annual Incentive Plan. Our Compensation Committee is also authorized to make discretionary awards outside of the 1998 Annual Incentive Plan in excess of the maximum amounts indicated above or to award less or no incentive compensation. Under our current compensation structure, all non-equity incentive compensation is paid to the executive officer in the first quarter of the year following the year in which service was rendered. The actual amount of non-equity incentive compensation that was paid to our named executive officers for 2014 service is set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)	These amounts represent shares subject to stock awards and shares underlying option awards granted during 2014 pursuant to our 2007 Plan.

(3)
These amounts represent the grant date fair value of the stock and option awards, computed in accordance with FASB ASC Topic 718. We based the grant date fair value of stock awards on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of grant of the awards. Detail regarding the assumptions used in the calculation of option award amounts is included in Note 23 to our audited financial statements for the fiscal year ended December 31, 2014, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 11, 2015.

(4)
The restricted stock award vests in three equal annual increments commencing April 28, 2015, so long as Mr. Bourque is an employee of the Company or a subsidiary of the Company at the time of each vesting. Mr. Bourque will not have any rights of a stockholder with respect to any of the shares subject to the restricted stock award until such shares are vested. The award does not contain a threshold or maximum payout amount.

(5)
One-fourth of the option award vests in four equal annual increments commencing April 28, 2015 (“time-based”); one-half of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $74.24 with a 20% or greater annualized rate of return in the stock price measured from the date of grant and one-fourth of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $111.36 with a 25% or greater annualized rate of return in the stock price measured from the date of grant (“performance-based”), so long as Mr. Bourque is an employee of the Company or a subsidiary of the Company at the time of each vesting. The award does not contain a threshold or maximum payout amount. If all of the performance conditions for the performance-based options are satisfied, Mr. Bourque would be entitled to purchase 100,000 shares underlying the option award. If none of the performance conditions are satisfied, Mr. Bourque would be entitled to purchase 25,000 shares underlying the option award.

(6)
The restricted stock award vests in three equal annual increments commencing May 14, 2015, so long as Mr. Hayes is an employee of the Company or a subsidiary of the Company at the time of each vesting. Mr. Hayes will not have any rights of a stockholder with respect to any of the shares subject to the restricted stock award until such shares are vested. The award does not contain a threshold or maximum payout amount.

(7)
One-fourth of the option award vests in four equal annual increments commencing May 14, 2015 (“time-based”); one-half of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $66.90 with a 20% or greater annualized rate of return in the stock price measured from the date of grant and one-fourth of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $100.35 with a 25% or greater annualized rate of return in the stock price measured from the date of grant (“performance-based”), so long as Mr. Hayes is an employee of the Company or a subsidiary of the Company at the time of each vesting. The award does not contain a threshold or maximum payout amount. If all of the performance conditions for the performance-based options are satisfied, Mr. Hayes would be entitled to purchase 60,000 shares underlying the option award. If none of the performance conditions are satisfied, Mr. Hayes would be entitled to purchase 15,000 shares underlying the option award.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2014 for the individuals named in the Summary Compensation Table.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ronald M. Faris	37,301	—	—	4.84438	1/31/2015	—	—
	60,504	—	—	5.80844	3/8/2016	—	—
	84,861	—	—	7.15812	5/10/2017	—	—
	310,000	—	—	4.82028	7/14/2018	—	—
	620,000	—	—	4.82028	7/14/2018	—	—
	310,000	—	—	4.82028	7/14/2018	—	—

Michael R. Bourque, Jr.	—	25,000(4)	—	37.12000	4/28/2024	10,000(5)	151,000
	—	—	50,000(6)	37.12000	4/29/2024	—	—
	—	—	25,000(7)	37.12000	4/30/2024	—	—

John V. Britti	18,750	6,250(8)	—	16.17000	3/5/2022	----(11)	37,500
	37,500	12,500(9)	—	16.17000	3/5/2022	----(12)	18,750
	18,750	6,250(10)	—	16.17000	3/5/2022	----(13)	18,750

Timothy M. Hayes	—	15,000(14)	—	33.45000	5/14/2024	15,000(17)	226,500
	—	—	30,000(15)	33.45000	5/14/2024	—	—
	—	—	15,000(16)	33.45000	5/14/2024	—	—

Arthur C. Walker, Jr.	3,125	9,375(18)	—	51.70000	8/26/2023	6,000(19)	90,600
	—	—	25,000(20)	51.70000	8/26/2023	—	—
	—	—	12,500(21)	51.70000	8/26/2023	—	—

William C. Erbey(22)	47,872	—	—	4.84438	1/31/2015	—	—
	69,805	—	—	5.80844	3/8/2016	—	—
	102,821	—	—	7.15812	5/10/2017	—	—
	600,000	—	—	4.82028	7/14/2018	—	—
	1,200,000	—	—	4.82028	7/14/2018	—	—
	600,000	—	—	4.82028	7/14/2018	—	—
	250,000	250,000	—	24.38000	8/21/2022	—	—
	250,000	250,000	—	24.38000	8/21/2022	—	—

(1)	Options awarded where, as of December 31, 2014, any applicable performance hurdles have been met but remain subject to time-based vesting criteria.

(2)	Options awarded where, as of December 31, 2014, the applicable performance hurdles have not been met.

(3)
Option exercise prices were adjusted for Ocwen stock options outstanding on or before the Altisource Portfolio Solutions, SA (“Altisource”) spin-off transaction completed on August 10, 2009 to reflect the value of Altisource.

(4)	Options vest in four equal installments on April 28, 2015, April 28, 2016, April 28, 2017 and April 28, 2018.

(5)	The number of shares of restricted stock shown vests in three equal installments on April 28, 2015, April 28, 2016 and April 28, 2017.

(6)	One-fourth vests upon achieving a stock price of $74.24 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(7)	One-fourth vests upon achieving a stock price of $111.36 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(8)	Options vest on November, 29, 2015.

(9)	Options vest on September 5, 2015.

(10)	Options vest on October 24, 2015.

(11)
The restricted stock award vests on September 5, 2015. The number of shares to be issued pursuant to the award will be equal to the number of shares having a total value of $37,500 on the vesting date, based upon the average of the high and low sales prices per share on the relevant date; therefore, the number of shares to be issued pursuant to the award is not determinable until the applicable vesting date.

(12)
The restricted stock award vests on October 24, 2015. The number of shares to be issued pursuant to the award will be equal to the number of shares having a total value of $18,750 on the vesting date, based upon the average of the high and low sales prices per share on the relevant date; therefore, the number of shares to be issued pursuant to the award is not determinable until the applicable vesting date.

(13)
The restricted stock award vests on November 29, 2015. The number of shares to be issued pursuant to the award will be equal to the number of shares having a total value of $18,750 on the vesting date, based upon the average of the high and low sales prices per share on the relevant date; therefore, the number of shares to be issued pursuant to the award is not determinable until the applicable vesting date.

(14)	Options vest in four equal installments on May 14, 2015, May 14, 2016, May 14, 2017 and May 14, 2018.

(15)	One-fourth vests upon achieving a stock price of $66.90 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(16)	One-fourth vests upon achieving a stock price of $100.35 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(17)	The number of shares of restricted stock shown vests in three equal installments on May 14, 2015, May 14, 2016 and May 14, 2017.

(18)	Options vest in three equal installments on August 26, 2015, August 26, 2016 and August 26, 2017.

(19)	The number of shares of restricted stock shown vests in two equal installments on August 26, 2015 and August 26, 2016.

(20)	One-fourth vests upon achieving a stock price of $103.40 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(21)	One-fourth vests upon achieving a stock price of $155.10 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(22)	See “Retirement of Former Executive Chairman” below for additional information.

Option Exercises and Stock Vested During 2014

The following table provides information relating to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2014 for the individuals named in the Summary Compensation Table.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ronald M. Faris	—	—	—	—
Michael R. Bourque, Jr.	—	—	—	—
John V. Britti	—	—	9,123	209,418
Timothy M. Hayes	—	—	—	—
Arthur C. Walker, Jr.	—	—	3,000	82,935
William C. Erbey	—	—	—	—

(1)	The dollar amounts shown in this column for stock awards are calculated based on the average of the high and low prices of our common stock on the applicable date of vesting.

Retirement of Former Executive Chairman

Effective as of January 16, 2015, Mr. Erbey stepped down as the Executive Chairman and as a member of the Board of Directors of the Company. Also on January 16, 2015, Mr. Erbey resigned as a director, officer and employee of OMS, and from any other position he held with the Company and its affiliates.

On January 16, 2015, the Compensation Committee of the Board approved, and the Board ratified, a Retirement Agreement by and between the Company, OMS and Mr. Erbey (the “Retirement Agreement”). The Compensation Committee of the Board retained Cook & Co. as its independent compensation consultant to provide advice in connection with the Retirement Agreement.

The Retirement Agreement provided for Mr. Erbey’s separation from the Company and its affiliates as described above. The Retirement Agreement included the following provisions in favor of the Company:

•Mr. Erbey released the Company and its affiliates with respect to any employment-related claims.

•	Mr. Erbey agreed that he will not disclose any confidential information of the Company or its affiliates.

•	Mr. Erbey agreed that, for a period of 24 months after the Retirement Date, he will not engage in certain activities that are competitive with the Company and its affiliates.

•
Mr. Erbey agreed that, for a period of 24 months after the Retirement Date, he will not use trade secrets of the Company or any of its affiliates to solicit any customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates.

•
Mr. Erbey agreed that, following the Retirement Date, he will cooperate with the Company and its affiliates in connection with certain litigation and audit matters relating to his employment with, or service as a member of the Board of, the Company or any of its affiliates.

Provisions in favor of Mr. Erbey under the Retirement Agreement included the following:

•
OMS awarded Mr. Erbey an amount in lieu of an annual bonus of $377,624 for fiscal 2014, determined by OMS in a manner consistent with its determination of bonuses for 2014 for its other senior executives (“2014 Payment”).

•	OMS paid Mr. Erbey a $725,000 cash severance payment (the “Lump Sum Severance Payment”).

•	OMS paid Mr. Erbey $475,000 in lieu of certain relocation benefits (the “Lump Sum Relocation Payment”).

•	Mr. Erbey and his spouse will be entitled to continued medical coverage.

•
Mr. Erbey’s outstanding Company stock options became fully vested in connection with Mr. Erbey’s separation and retirement in accordance with the existing terms of the awards. The Retirement Agreement provided that Mr. Erbey’s outstanding Company stock options granted in 2008 and 2012 will continue to be exercisable for the balance of the original 10-year term of the awards.

•
Mr. Erbey was entitled to a 2015 dividend of $725,000 on his shares of OMS Class A Preferred Stock (the “OMS Dividend”). Promptly after payment of that dividend, OMS redeemed all of Mr. Erbey’s Class A Preferred Stock for $100, representing the purchase price and previously agreed redemption price of such stock pursuant to the terms of the OMS Preferred Stock Plan.

•	Mr. Erbey has certain rights to require the Company to file a registration statement on Form S-3 to register the resale of his shares of Company common stock (the “Registration Rights”).

The amounts of the 2014 Payment and the OMS Dividend are included in the Summary Compensation Table above as All Other Compensation for 2014 for Mr. Erbey given their nexus to 2014 services. The Lump Sum Severance Payment and Lump Sum Relocation Payment, as well as any other benefits referred to in the bullet points above, are not included as 2014 compensation for Mr. Erbey in the Summary Compensation Table because Mr. Erbey’s retirement occurred, and the Retirement Agreement was entered into, in 2015.

The Retirement Agreement also provided that, in the event it is determined in a final and unappealable order or judgment by a court of competent jurisdiction that Mr. Erbey engaged in a felony (other than a traffic violation) or breached his duty of loyalty to the Company or any of its affiliates (other than unintentionally) while he was employed by, or was an officer or director of, the Company or any of its affiliates, Mr. Erbey agreed to repay to OMS, upon demand by the Board, the Lump Sum Severance Payment, the Lump Sum Relocation Payment and the OMS Dividend. In addition, in the event of any such determination, the Company may terminate any then-outstanding Company stock options and any continued medical coverage, and will have no further obligations with respect to the Registration Rights.

ADVISORY RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP, independent registered public accountants, to be our independent registered public accounting firm for the year ending December 31, 2015 and has further directed that such appointment be submitted for ratification, on an advisory basis, by our shareholders at the Annual Meeting. Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for shareholders to ratify such appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may, in its sole discretion, reevaluate the engagement of the independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ADVISORY RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2015.

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management Ocwen’s audited financial statements as of and for the year ended December 31, 2014;

•
Discussed with Deloitte & Touche LLP, Ocwen’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2014.

The Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com.

Audit Committee as of May 8, 2015:
Ronald J. Korn, Chairman
Robert A. Salcetti, Director
Barry N. Wish, Director

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Ocwen for professional services by Deloitte & Touche LLP for fiscal years 2014 and 2013:

	2014	2013
Audit Fees	$8,125,770	$2,478,750
Audit Related Fees	$—	$—
Tax Fees	$1,375,988	$784,000
All Other Fees	$330,000	$208,704
Total	$9,831,758	$3,471,454

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Ocwen’s consolidated financial statements for fiscal years 2014 and 2013, for the reviews of the financial statements included in Ocwen’s quarterly reports on Form 10-Q during fiscal years 2014 and 2013 and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” This also includes fees for assisting management to document the reorganization of certain subsidiaries.

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in 2014 and the proposed services for 2015 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy. The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Pursuant to the policy, general pre-approval is granted for certain services, including certain audit, audit-related, tax and other services, for a term of 12 months, unless the Audit Committee specifically provides for a different term. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval pursuant to the policy , it will require specific pre-approval by the Audit Committee. All services performed by Deloitte & Touche in 2014 were pre-approved in accordance with the pre-approval policy.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated such pre-approval authority to the Chairman of the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal Three)

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal which gives you as a shareholder the opportunity to approve or not approve our pay program for our named executive officers.

As described in more detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, incentivize and retain our named executive officers, who are critical to our success. Pursuant to these programs, the Company seeks to compensate the named executive officers for achieving strategic business goals. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

Accordingly, we will ask our shareholders to vote on the following proposed resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.”

While our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against or abstain from the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables contained in this proxy statement.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2016 annual meeting of shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2015, our Board of Directors adopted our Related Party Transactions Approval Policy (the “Policy”), which sets forth the Company’s policies and procedures for the review, approval and monitoring of Related Party Transactions (which, as defined in the Policy, includes transactions involving Ocwen and (i) certain related companies, (ii) directors and executive officers or their immediate family members or (iii) shareholders owning 5% or greater of the Company’s outstanding stock). The policy and procedures are not limited to Related Party Transactions that meet the threshold for disclosure under the relevant Securities and Exchange Commission rules. Our written Code of Business Conduct and Ethics, which is available at www.ocwen.com, also includes policies and procedures that broadly cover any situation in which a conflict of interest may arise.

The Board of Directors has established the Independent Review Committee (the “Committee”) to provide independent review, approval and oversight of Related Party Transactions as required under the Policy.

In connection with the review and approval of a Related Party Transaction, the Committee is provided with the pertinent details of the proposed Related Party Transaction, including the terms of the transaction, the business purpose of the transaction, and the perceived benefits to Ocwen. In considering a transaction, the Committee considers all relevant factors including (i) whether the transaction is in the best interests of Ocwen; (ii) whether there are any alternatives to the Related Party Transaction; (iii) whether the Related Party Transaction is on terms comparable to those available to third parties; (iv) the potential for the Related Party Transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts, (v) the overall fairness of the Related Party Transaction to Ocwen and (vi) any impact, positive or negative, on borrowers or mortgage loan investors. The Committee may request or require members of management to make certain modifications to a proposed Related Party Transaction prior to its approval.

The Policy supplements and codifies the previous framework of policies, procedures and practices employed by the Company to avoid potential conflicts of interest with related parties. Under the previous framework, related persons were required to obtain the approval of the Audit Committee for any transaction or situation that may have posed a conflict of interest. Any situation that potentially involved a conflict of interest was required to be disclosed to the Company’s General Counsel who was required to assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel was required to notify the Chairman of the Board if any such situation required notice to, or approval of, the Audit Committee of the Board of Directors.

Relationship with Former Executive Chairman

Our former Executive Chairman, William C. Erbey, also formerly served as Chairman of the boards of directors of Altisource, Altisource Residential Corporation (“Residential”), Altisource Asset Management Corporation (“AAMC”) and Home Loan Servicing Solutions, Ltd. (“HLSS”). As a result, he had obligations to us as well as to Altisource, Residential, AAMC and HLSS. As discussed above under “Retirement of Former Executive Chairman,” effective January 16, 2015, Mr. Erbey resigned as the Executive Chairman and as a member of the Board of Directors of the Company. Effective on that same date, the Compensation Committee approved, and the Board ratified, the Retirement Agreement. The Compensation Committee retained an independent compensation consultant to provide advice in connection with the Retirement Agreement. Mr. Erbey also resigned from the boards of Altisource, Residential, AAMC and HLSS on January 16, 2015. As of December 31, 2014, Mr. Erbey owned or controlled approximately 14% of our common stock, approximately 29% of the common stock of Altisource, approximately 28% of the common stock of AAMC, approximately 4% of the common stock of Residential and approximately 1% of the common stock of HLSS. At December 31, 2014, Mr. Erbey also held 3,620,498 options to purchase our common stock, of which 3,370,498 were exercisable. Mr. Erbey exercised 47,872 of those options in January 2015. On April 22, 2014, Mr. Erbey surrendered 1,000,000 of his options to purchase Ocwen common stock. At December 31, 2014, Mr. Erbey held 873,501 options to purchase Altisource common stock and 85,755 options to purchase AAMC common stock, all of which were exercisable. Even prior to his retirement, we did not consider Mr. Erbey to have a direct or indirect material interest under applicable Securities and Exchange Commission rules in our transactions with HLSS.

Relationship with Altisource

Since Altisource spun-off from Ocwen into a separate publicly traded company on August 10, 2009, our relationship has been governed by a number of agreements that set forth the terms of our business with Altisource.

On August 10, 2009 and October 1, 2012, we and OMS each entered into a Services Agreement, a Technology Products Services Agreement, an Intellectual Property Agreement and a Data Center and Disaster Recovery Services Agreement. Under

the Services Agreements, Altisource provides various business process outsourcing services, such as valuation services and property preservation and inspection services, among other things. Altisource provides certain technology products and support services under the Technology Products Services Agreements and the Data Center and Disaster Recovery Services Agreements. These agreements expire August 31, 2025. Ocwen and Altisource have also entered into a master services agreement pursuant to which Altisource provides certain loan origination services to our lending subsidiaries, Homeward and Liberty, and a general referral fee agreement pursuant to which Ocwen receives referral fees which are paid out the commission that would otherwise be paid to Altisource as the selling broker in connection with real estate sales services provided by Altisource. In addition, under a Data Access and Services Agreement, we agreed to make available to Altisource certain data from Ocwen’s servicing portfolio in exchange for a per asset fee. Altisource has provided us a notice of termination with respect to this Data Access and Services Agreement and the agreement terminated on March 31, 2015.

Our business is currently dependent on many of the services and products provided by Altisource under these long-term agreements, many of which include renewal provisions. Our servicing platform runs on an information technology system that we license from Altisource. Our business is set up to run on this platform, and we have used it for years. If Altisource were to fail to fulfill its contractual obligations to us, including through a failure to provide services at the required level to maintain and support our systems, or if Altisource were to become unable to fulfill such obligations (for example, because it entered bankruptcy), our business and operations would suffer. In addition, if Altisource fails to develop and maintain its technology so as to provide us with a competitive platform, our business could suffer.

Ocwen and OMS have also each entered into a Support Services Agreement with Altisource setting forth certain services that we and Altisource may provide to each other in such areas as human resources, corporate services, Six Sigma, quality assurance, quantitative analytics, treasury, accounting, tax matters and strategic planning. These Support Services Agreements run through October 2017 and September 2018, respectively, with automatic one-year renewals thereafter. During the course of 2014 and early 2015, we reduced the services we and Altisource provide to each other under the Support Services Agreements. Beginning April 1, 2015, we anticipate that the only services that will regularly be provided are corporate services such as facilities management and mailroom support services and vendor procurement for information technology and facilities.

We sublease from Altisource 2,155 square feet of space on a month-to-month basis as our principal executive office in Atlanta, Georgia. Additionally, we sublease office space to Altisource at various locations, including space located in our West Palm Beach, Florida and Fort Washington, Pennsylvania offices. During 2014, Altisource assigned us a lease with respect to certain office space in Bangalore, India and, in connection with the assignment, we repaid Altisource for its previously posted security deposit instead of paying such deposit directly to the landlord and having the landlord repay that amount to Altisource.

For the year ended December 31, 2014, the Company generated revenues of $43.1 million under our agreements with Altisource, and we paid expenses of $101.5 million to Altisource. At December 31, 2014, the net amount payable to Altisource was $4.9 million.

Relationship with Residential

On December 21, 2012, we entered into a 15-year servicing agreement with Altisource Residential, L.P., the operating partnership of Residential, pursuant to which Ocwen will service residential mortgage loans acquired by Residential and provide loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs. The total fees earned by us under this agreement are dependent upon the number and type of acquired residential mortgage loans that we service pursuant to the agreement. At December 31, 2014, we serviced loans with a UPB of approximately $3.7 billion under this agreement.

On October 8, 2013, we entered into a Time Sharing Agreement with Residential pursuant to which we agreed to make our corporate plane available, on a time sharing basis, to Residential for air travel from time to time. Under the Time Sharing Agreement, Residential will pay us of the sum of certain of our direct expenses of operating the plane plus an additional charge equal to 100% of our expenses for fuel, oil, lubricants and other additives. Accordingly, the amount actually charged by us in any period will directly correlate to Residential’s use of the aircraft in that period.

For the year ended December 31, 2014, we generated revenues of $15.7 million under our agreements with Residential. At December 31, 2014, the net amount receivable from Residential was $0.1 million.

Relationship with AAMC

On December 31, 2013, we entered into a support services agreement with AAMC pursuant to which we will provide business development, analytical and consulting and administrative services to AAMC. The support services agreement may be terminated by either party with a month’s prior notice.

We sublease office space to AAMC in Frederiksted, USVI. This sublease expires June 30, 2017, with an option to extend the sublease for an additional five years if we elect to extend our lease.

For the year ended December 31, 2014, we generated revenues of $1.2 million under our agreements with AAMC.

Relationship with HLSS

Prior to the sale of substantially all of its assets on April 6, 2015, HLSS acquired Rights to MSRs and related servicing advances from us, and assumed the obligation to fund new servicing advances in respect of the Rights to MSRs. On April 6, 2015, HLSS MSR-EBO Acquisition, LLC, a subsidiary of New Residential Corp (“NRZ”), entered into a transaction to acquire substantially all of the assets of HLSS including HLSS Holdings, LLC (the “Asset Sale”), and Ocwen entered into a consent to this transfer and amendment of its agreements with NRZ. Following the asset sale, NRZ, through its subsidiaries, is the owner of the Rights to MSRs and has assumed HLSS’ rights and obligations under the associated agreements

We remain the servicer on loans for which the Rights to MSRs were sold to HLSS, and continue to service the loans. HLSS was responsible for funding servicing advances relating to the Rights to MSRs. At December 31, 2014, prior to the Asset Sale, HLSS had outstanding advances of approximately $6.1 billion in connection with the Rights to MSRs.

Prior to the Asset Sale, the servicing fees payable under the servicing agreements underlying the Rights to MSRs were apportioned between us and HLSS as provided in our agreements with HLSS. HLSS retained a fee based on the UPB of the loans serviced, and OLS received certain fees, including a performance fee based on servicing fees actually paid less an amount calculated based on the amount of servicing advances and cost of financing those advances.

Prior to the Asset Sale, Ocwen and HLSS were parties to a Professional Services Agreement under which they provided each other certain professional services including valuation analysis of potential MSR acquisitions, treasury management services and other similar services, licensing and regulatory compliance support services and risk management services. No services are currently provided under this agreement.

In 2014 we entered into three transactions whereby we purchased delinquent FHA-insured loans out of Ginnie Mae guaranteed securitizations under the terms of a conditional repurchase option where as servicer we have the right, but not the obligation, to repurchase delinquent loans at par plus delinquent interest (the Ginnie Mae early buy-out (“EBO”) program), and immediately sold the loans and related advances (the “Ginnie Mae EBO Transactions”). On March 3, 2014, in the first Ginnie Mae EBO Transaction, Ocwen sold Ginnie Mae EBO Loans and transferred the related servicing advances to HLSS Mortgage LP for $612.3 million. On May 2, 2014, in connection with the second Ginnie Mae EBO Transaction, we transferred $20.2 million of advances to HLSS SEZ LP. At December 31, 2014, Ocwen serviced EBO Loans with a UPB of approximately $447.5 million for HLSS. On June 26, 2014, we entered into a mortgage loan servicing agreement with HLSS Mortgage LP, which acquired the mortgage loans from a third party unrelated to Ocwen. Additional mortgage loans subsequently acquired by HLSS Mortgage LP were added under this agreement. At December 31, 2014, Ocwen serviced loans with a UPB of approximately $434.2 million under this agreement.

For the year ended December 31, 2014, the Company generated revenues of $1.3 million under agreements with HLSS. We paid expenses of $1.7 million to HLSS during 2014. At December 31, 2014, the net amount receivable from HLSS was $7.9 million.

Relationship with Former Owner of Homeward

As consideration for the Homeward acquisition, we paid an aggregate purchase price of $765.7 million, of which $603.7 million was paid in cash and $162.0 million was paid in 162,000 preferred shares issued to certain private equity funds managed by WL Ross & Co. LLC (the “Funds”), that pay a dividend of 3.75% per annum on a quarterly basis. Each preferred share, together with any accrued and unpaid dividends, may be converted at the option of the holder into shares of common stock at a conversion price equal to $31.79. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC and Invesco Private Capital, Inc. and the managing member of El Vedado, LLC, each of which directly or indirectly controls or manages the Funds. Mr. Ross became a director of Ocwen in March 2013 and resigned in November 2014. On September 23,

2013, the Funds exercised their right to convert 100,000 of the Preferred Shares into 3,145,640 shares of common stock. On the same date, we repurchased the shares of common stock from the Funds for $157.9 million. On July 14, 2014, the Funds elected to convert the remaining 62,000 shares into 1,950,296 shares of common stock. On the same date, Ocwen repurchased all of the converted shares of common stock for $72.3 million.

 OTHER BUSINESS

The Board of Directors knows of no other business or nominees as of the date of printing this proxy statement other than the proposals described above in this proxy statement that will be presented for consideration at the meeting. If any other business or nominees should properly come before the meeting or any postponement or adjournment thereof, it is the intention of the management proxy holders to vote in accordance with their best judgment in our interest.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any proposal which a shareholder desires to have considered for inclusion in our proxy materials relating to our next Annual Meeting of Shareholders, must be received by the Secretary of Ocwen no later than January 12, 2016. If a shareholder wants to present a proposal, or nominate a person for election as Director, at the 2016 Annual Meeting, we must receive written notice of the proposal or nomination no earlier than January 12, 2016 and no later than February 11, 2016, which notice must meet the requirements set forth in our Bylaws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, management proxies would be allowed to use their discretionary voting authority to vote on any matter with respect to which the foregoing requirements have been met.

Requests to have a shareholder proposal considered for inclusion in our 2016 proxy materials and notices of intent to present a proposal or nomination directly at the 2016 Annual Meeting should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Notices should be sent by first class United States mail or by a nationally recognized courier service. If you use the mail, we recommend that you use certified mail, return receipt requested.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2014 was mailed on or about May 12, 2015 to shareholders of record as of March 27, 2015. The annual report is not part of the proxy solicitation materials and can be found on our website www.ocwen.com under Shareholder Relations.

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of the annual report on Form 10-K for the year ended December 31, 2014 required to be filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such requests should be directed to Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of this proxy statement and 2014 annual report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (i) “for all” the nominees for Director named earlier in this proxy statement, (ii) “for” the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 and (iii) “for” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Should any matter not described above be properly presented at the meeting, the persons named in the proxy will vote in accordance with their judgment, unless otherwise restricted by law. As of the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the 2015 Annual Meeting. If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” above for further details on admission requirements.

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and 2014 annual report to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and 2014 annual report was sent may request a separate copy by contacting Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

This proxy statement and our 2014 annual report may be viewed online at www.ocwen.com under Shareholder Relations. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided on the proxy card. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on June 1, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

OCWEN FINANCIAL CORPORATION 1661 WORTHINGTON ROAD SUITE 100 WEST PALM BEACH, FL 33409
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time on June 1, 2015. Have your proxy card in hand when you call, and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors unanimously recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Phyllis R. Caldwell	05 DeForest B. Soaries, Jr.
02	Ronald M. Faris	06 Robert A. Salcetti
03	Ronald J. Korn	07 Barry N. Wish
04	William H. Lacy	08 Alan J. Bowers

The Board of Directors unanimously recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2014					☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the accompanying proxy statement					☐	☐	☐

NOTE: At their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof. .

For address change/comments, mark here. (see reverse for instructions)						☐
Please indicate if you plan to attend this meeting.				Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

OCWEN FINANCIAL CORPORATION 1000 Abernathy Road NE, Suite 210, Atlanta, GA 30328
FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 2, 2015, AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR ALL the nominees for Director, FOR the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation’s independent registered public accounting firm for 2015 and FOR approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Form 10-K is/are available at www.proxyvote.com.

OCWEN FINANCIAL CORPORATION
REVOCABLE PROXY
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR USE ONLY AT THE 2015 ANNUAL MEETING OF SHAREHOLDERS AND AT ANY
POSTPONEMENT OR ADJOURNMENT THEREOF

The undersigned hereby appoints Ronald M. Faris, Timothy M. Hayes and Michael J. Stanton, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Ocwen Financial Corporation (the “Company”) held of record by the undersigned on March 27, 2015, at the Annual Meeting of Shareholders to be held at the Embassy Suites Hotel located at 1601 Belvedere Road, West Palm Beach, Florida 33406 on Tuesday, June 2, 2015, at 9:00 a.m., Eastern Daylight Time and at any postponement or adjournment thereof.

Shares of Common Stock of the Company will be voted as specified. If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR ALL the nominees for Director, FOR the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015 and FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Ocwen Financial Corporation to be held on June 2, 2015, or any postponement or adjournment thereof, a Proxy Statement for the Annual Meeting and the 2014 Annual Report to Shareholders of the Company prior to the signing of this proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side